UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14A-12

NET 1 UEPS TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NET 1 UEPS TECHNOLOGIES, INC.

________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on November 11, 2015

________________

To the Shareholders of Net 1 UEPS Technologies, Inc.:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Shareholders of Net 1 UEPS Technologies, Inc. will be held at our principal executive offices located at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa on November 11, 2015 at 16h00, local time (09h00 Eastern Time), for the following purposes:

1.	To elect five directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2.	To ratify the selection of Deloitte & Touche (South Africa) as our independent registered public accounting firm for the fiscal year ending June 30, 2016.

3.	To hold an advisory vote to approve executive compensation.

4.

To approve the amendment and restatement of our current Amended and Restated Stock Incentive Plan to, among other things, (i) increase the number of shares of our common stock authorized for issuance by 2,500,000, (ii) approve the award limits and other terms applicable to awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and (iii) extend the duration of the plan to 2025.

5.	To transact such other business and act upon any other matter which may properly come before the annual meeting or any adjournment or postponement of the meeting.

Our Board of Directors has fixed the close of business on September 25, 2015, as the record date for determining shareholders entitled to notice of and to vote at the meeting. A list of the shareholders as of the record date will be available for inspection by shareholders at our principal executive offices during business hours for a period of ten days prior to the meeting.

Your attention is directed to our annual report for the fiscal year ended June 30, 2015, which is enclosed with this proxy statement.

The Board of Directors,

Dr. Serge C. P. Belamant
Chairman and Chief Executive Officer

Johannesburg, South Africa
October 2, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 11, 2015. A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting of Shareholders and Proxy Statement, including proxy card, and annual report, may be viewed and downloaded at https://materials.proxyvote.com/Approved/64107N.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy accompanying this notice as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder. You may also submit your proxy via the internet as specified in the accompanying internet voting instructions. Shareholders registered on our South African Branch Register (“South African Shareholders”) are referred to the special instructions contained on page 4 of this proxy statement.

NET 1 UEPS TECHNOLOGIES, INC.

_______________

PROXY STATEMENT
_______________

We are furnishing this proxy statement in connection with the solicitation by our Board of Directors (“Board”) of proxies for use at the annual meeting of shareholders to be held at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa on November 11, 2015 at 16h00, local time (09h00 Eastern Time). Our annual report on Form 10-K and our proxy materials were first mailed on or about October 2, 2015.

VOTING RIGHTS AND PROCEDURES

Shareholders who owned our common stock at the close of business on September 25, 2015, the record date, may attend and vote at the annual meeting. Each share is entitled to one vote. There were 47,322,702 shares of common stock outstanding on the record date.

A majority of the total number of outstanding shares of common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shareholders who are present at the annual meeting in person or by proxy and who abstain, and proxies relating to shares held by a bank or broker on your behalf (that is, in “street name”), that are not voted (referred to as “broker non-votes”) will be treated as present for purposes of determining whether a quorum is present. In the event that there are not sufficient votes to approve any proposal at the annual meeting, the annual meeting may be adjourned in order to permit the further solicitation of proxies. The inspector of election appointed for the annual meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The following describes how you may vote on each proposal and the votes required for approval of each proposal:

•	Proposal No 1—Our five director nominees will be elected by a plurality of votes. You may vote for each director nominee or withhold your vote from one or more of the nominees. Withholding a vote as to any director nominee is the equivalent of abstaining. In an uncontested election such as this, abstentions and broker non-votes have no effect, since approval by a specific percentage of the shares present or outstanding is not required.

•	Proposal No. 2—The ratification of the selection of Deloitte & Touche (South Africa) (“Deloitte”) to act as our independent registered public accounting firm will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.

•	Proposal No. 3— The advisory vote to approve executive compensation will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.

•	Proposal No. 4— The amendment and restatement of our current Amended and Restated Stock Incentive Plan will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the annual meeting that is not on the proxy.

If you do not indicate a specific choice on a proxy that you sign and submit, your shares will be voted:

•	FOR each of the director nominees;
•	FOR the ratification of the selection of Deloitte as our independent registered public accounting firm;
•	FOR the approval of executive compensation; and
•	FOR the approval of the amendment and restatement of our current Amended and Restated Stock Incentive Plan.

If your shares are held in “street name,” and you do not instruct the bank or broker as to how to vote your shares on Proposals 1, 3 or 4, the bank or broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the bank or broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

The Board recommends:

•	a vote FOR each of the director nominees;
•	a vote FOR ratification of Deloitte as our independent registered public accounting firm;
•	a vote FOR the approval of executive compensation; and
•	a vote FOR the approval of the amendment and restatement of our current Amended and Restated Stock Incentive Plan.

Revocability of Proxies

You may revoke your proxy at any time prior to exercise of the proxy by delivering a written notice of revocation or a duly executed proxy with a later date by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., PO Box 2424, Parklands 2121, South Africa, or by attending the meeting and voting in person. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Internet Availability of Proxy Materials and Annual Report

A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting of Shareholders and Proxy Statement, including proxy card, and annual report, may be viewed and downloaded at https://materials.proxyvote.com/Approved/64107N.

Market Information

Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) in the United States under the symbol “UEPS” and, via a secondary listing, on the Johannesburg Stock Exchange (“JSE”), in South Africa under the symbol “NT1.” The Nasdaq is our principal market for the trading of our common stock. Our transfer agent in the United States is Computershare Shareowner Services LLC, 480 Washington Blvd., Jersey City, New Jersey 07310. Our transfer agent in South Africa is Link Market Services South Africa (Pty) Ltd (“Link Market”), 13th Floor, Rennie House, 19 Ameshoff Street, Braamfontein, 2001, South Africa.

Special Instructions to South African Shareholders

We are required to comply with certain South African regulations related to the circulation and tabulation of proxies issued to our South African Shareholders. The proxy form marked “Net 1 UEPS Technologies, Inc. Proxy for Shareholders Registered on South African Branch Register” must be used by South African Shareholders. The South African proxy must be lodged, posted or faxed to Link Market so as to reach them by 16h00, local time, on November 6, 2015. South African Shareholders that have already dematerialized their shares through a Central Securities Depository Participant (“CSDP”) or broker, other than with own-name registration, should not complete the South African proxy. Instead they should provide their CSDP or broker with their voting instructions or, alternatively, they should inform their CSDP or broker of their intention to attend the annual meeting in order for their CSDP or broker to be able to issue them with the necessary authorization to enable them to attend such meeting. South African Shareholders that hold their shares in certificated form or dematerialized own-name registration should complete the South African proxy and return it to Link Market.

Solicitation

We will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to our shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We may reimburse these persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for performing these services. Except as described above, we do not presently intend to solicit proxies other than by mail.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The terms of office of each of our current directors will expire at the annual meeting. The Board has nominated for re-election each of our current directors (see “Information Regarding the Nominees” for information on all directors) for a one-year term.

The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board has no reason to believe that any nominee named herein will be unable or unwilling to serve.

The Board recommends that you vote FOR election of each of the director nominees.

Information Regarding the Nominees

Dr. Serge C. P. Belamant 62 years old Director since 1997	Dr. Belamant founded our Company and has been our Chief Executive Officer since 2000 and the Chairman of our Board since 2003. Dr. Belamant has more than 30 years of experience in the fields of operations research, security, biometrics, artificial intelligence and online and offline transaction processing systems. Dr. Belamant spent ten years working as a computer scientist for Control Data Corporation where he won a number of international awards. Later, he was responsible for the design, development, implementation and operation of the Saswitch ATM network in South Africa that is still rated as one of the largest ATM switching systems in the world. Dr. Belamant has patented a number of inventions in a number of fields, including biometrics and gaming. Dr. Belamant holds a PhD in Information Technology and Management.

The Board believes that Dr. Belamant’s strategic vision, technological ingenuity and extensive knowledge of the payments industry makes him an invaluable member of the Board. Dr. Belamant has been the guiding force behind the development of most of our products and services.

Herman G. Kotzé 46 years old Director since 2004	Mr. Kotzé has been our Chief Financial Officer, secretary and treasurer since 2004. From January 2000 until June 2004, he served on the board of Aplitec as Group Financial Director. Mr. Kotzé joined Aplitec in November 1998 as a strategic financial analyst. Prior to joining Aplitec, Mr. Kotzé was a business analyst at the Industrial Development Corporation of South Africa. Mr. Kotzé is a qualified South African chartered accountant.

The Board believes that Mr. Kotzé’s financial, accounting and taxation expertise and experience with corporate transactions, as well as his long history with our Company and deep knowledge of our business and industry makes him well-suited to serve as a director.

Christopher S. Seabrooke 62 years old Director since 2005	Mr. Seabrooke is Chief Executive Officer and a director of Sabvest Limited, an investment holding company which is listed on the JSE. Mr. Seabrooke also serves as a non-employee director of the following JSE listed companies: Brait SE, Datatec Limited, Massmart Holdings Limited, Metrofile Holdings Limited, Torre Industries Limited and Transaction Capital Limited. In the past five years he was also a non-employee director of JSE listed Chrometco Limited. Mr. Seabrooke is a member of The Institute of Directors in South Africa. Formerly, he was the Chairman of the South African State Theater and the Deputy Chairman of each of the National Arts Council and the Board of Business and Arts South Africa. Mr. Seabrooke has degrees in Economics and Accounting from the University of Natal and an MBA from the University of Witwatersrand.

The Board believes that Mr. Seabrooke’s expertise in finance, accounting and corporate governance and broad experience as a director of several publicly-traded companies covering a broad range of industries makes him a valuable member of our Board.

Alasdair J. K. Pein 55 years old Director since 2005	Mr. Pein is currently CEO of Ascension Partners Limited, a Cayman-based provider of investment services to high net worth clients. Mr. Pein is a director of Mundane International Limited, a Guernsey-based financial investment fund. Mr. Pein also serves as a director of Ecolutia Services AG, a global provider of water, wastewater and environmental treatment solutions. Between 1994 and March 2009, Mr. Pein served as the CEO of the Oppenheimer family’s private equity business. During this period of time Mr. Pein held directorships of a number of private companies. In addition, Mr. Pein was a director of Arsenal Digital Solutions, a privately-held U.S. company that provides on-demand data protection services, from 2001 to 2008. Mr. Pein is a qualified South African chartered accountant.

The Board believes that Mr. Pein’s financial and accounting expertise, as well as his private equity experience and skills in dealing with compensation, human resources and corporate governance issues, makes him a valuable member of our Board.

Paul Edwards 61 years old Director since 2005	Mr. Edwards is Executive Chairman of Emerging Markets Payments Holdings, an Africa and Middle East payments business. Previously, Mr. Edwards was a non-employee director of Starcomms Limited, a Nigerian telecommunications operator since 2005. Prior to that, Mr. Edwards was Executive Chairman of Chartwell Capital, a corporate finance house, Chief Executive Officer of MTN Group, a pan-African mobile operator, and Group Chief Executive of Johnnic Holdings Ltd, a diversified holding company.

Mr. Edwards has a BSc and an MBA from the University of Cape Town.

The Board believes that Mr. Edwards’ knowledge and experience of the telecommunications industry, especially in Africa, provides us with valuable insight into the potential opportunities to expand our business internationally and makes him a valuable member of our Board.

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has proposed that Deloitte be selected to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2016. A representative of Deloitte is expected to be present at the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders. Deloitte currently serves as our independent registered public accounting firm.

We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending June 30, 2016. Although ratification is not required by our Amended and Restated By-Laws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider this selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

The Board recommends a vote FOR ratification of the selection of Deloitte.

PROPOSAL NO. 3: AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing you with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our executive officers named in the Summary Compensation Table under “Executive Compensation,” whom we refer to as our “named executive officers” or NEOs. This proposal, which is commonly referred to as “say on pay,” is required by Section 14A of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The philosophy of our executive compensation program is to link compensation to the achievement of our key strategic and financial goals. Therefore, we reward our executives for their contributions to our annual and long-term performance by tying a significant portion of their total compensation to key drivers of increased shareholder value. At the same time, we believe our program does not encourage excessive risk-taking by management. The “Executive Compensation” section of this proxy statement beginning on page 21, including the “Compensation Discussion and Analysis,” describes in detail our executive compensation program and the decisions made by the Remuneration Committee with respect to our fiscal year ended June 30, 2015.

The Board is asking shareholders to cast a non-binding advisory vote on the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is approved on a non-binding advisory basis.”

Because your vote is advisory, it will not be binding upon the Board or the Remuneration Committee. However, the Board and the Remuneration Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when considering future executive compensation decisions.

The Board recommends a vote FOR approval of the compensation of our named executive officers.

PROPOSAL NO. 4: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR CURRENT PLAN

We are asking you to approve an amendment and restatement of our Amended and Restated Stock Incentive Plan of Net 1 UEPS Technologies, Inc. to increase the aggregate number of shares of our common stock authorized for issuance by an additional 2,500,000. In this proxy statement, we refer to the current Amended and Restated Stock Incentive Plan of Net 1 UEPS Technologies, Inc. as the “Current Plan,” and we refer to the amendment and restatement of the Current Plan that we are asking you to approve as the “2015 Plan.” In addition, we are requesting that shareholders approve the terms of the 2015 Plan relating to awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The 2015 Plan does not contain any modifications, alterations or revisions of any other term or provision of our Current Plan except with respect to the increase in the share reserve and the extension of the term of the plan. The closing price of our common stock on Nasdaq on September 29, 2015, was $16.31.

Our Board approved, and recommended the 2015 Plan for approval by our shareholders, in August 2015.

Our Board believes it important to our continued success that we have an adequate reserve of shares available for issuance under the 2015 Plan for use in attracting, motivating and retaining qualified employees, officers, consultants and directors.

Why you should vote for the 2015 plan

History of the Current Plan

The Current Plan was initially adopted in 2004. In 2006, our shareholders approved the first amendment and restatement of the Current Plan, which authorized the issuance of an additional 2,845,600 shares for awards that were expected to be granted during a five-year period of annual grants beginning in 2006. The last time shareholders were asked to approve an increase the number of shares available was in 2009. In 2009, shareholders approved another amendment to the Current Plan, to (among other things) increase the number of shares available for issuance by 2,800,000 and extend the term of the plan by five years. As of September 25, 2015, only 736,023 shares, or approximately a quarter of the 2009 share increase, remain available for the August 2016 annual grant cycle and beyond.

On August 19, 2015, our Board further amended and restated the Current Plan, subject to shareholder approval, to (among other things) increase the number of shares available for issuance by 2,500,000 and extend the term of the plan to August 19, 2025. Our Board recommends that shareholders approve the 2015 Plan to allow us to continue granting stock options and other stock-based awards. As discussed below under “--Compensation Discussion and Analysis”, equity awards granted under the Current Plan are a principal element of our executive officers’ compensation package. These awards emphasize long-term performance of our Company, as measured by creation of shareholder value, and foster a commonality of interest between shareholders and employees. We believe that the 2015 Plan is critical in enabling us to attract and retain key employees and to create effective incentives for those employees to contribute to our growth and financial success. The increase in the number of shares under the 2015 Plan represents approximately five percent of the aggregate number of outstanding shares of our common stock on as of June 30, 2015. We anticipate that this increase in available shares will enable us to continue our equity compensation program at its current rate of aggregate annual awards for approximately five additional years.

In addition, the 2015 Plan reflects our continuing commitment to preserving shareholder value and promoting corporate responsibility, as evidenced by the following design features:

•	No evergreen provisions are included in the 2015 Plan. This means that the maximum number of shares issuable under the plan is fixed and cannot be increased without shareholder approval, the plan expires by its terms upon a specified date, and no new stock options are awarded automatically upon exercise of an outstanding stock option.
•	Shareholder approval is required for the repricing of awards or the implementation of any award exchange program.
•	There are limits on the number of awards that any one participant may receive in a given year.

•	The maximum number of shares that may be granted during a calendar year to any one participant with respect to stock options, stock appreciation rights, and other stock-based awards (other than performance-based awards that are not options) is 569,120 shares.
•	For performance-based awards that are not options, a participant is limited during a calendar year to receiving awards having an aggregate value of up to $20,000,000 as of the grant date.
•	The 569,120-share limit on most awards represents 20% of the original share reserve under the Current Plan at its inception. Although the Board is proposing to increase the share reserve under the 2015 Plan, we have decided to maintain the original 569,120-share award limit.

•	Performance-based awards exempt from the $1,000,000 cap on deductible compensation imposed by Section 162(m) of the Code, may be granted under the Current Plan. The performance criteria permitted to be used for such awards are designed to provide the Remuneration Committee maximum flexibility to tailor incentives targeted toward performance that it believes best achieves our corporate objectives and financial success.

If the 2015 Plan is approved, 2,500,000 new shares of common stock will be available for issuance (in addition to the shares currently available for future awards or subject to outstanding awards), and the plan would be scheduled to remain in effect until August 19, 2025. Other material differences included in the 2015 Plan are described throughout the summary below, which is qualified in its entirety by reference to the full text of the plan set forth in Exhibit A to this proxy statement. If the 2015 Plan is not approved, no award may be granted under the Current Plan after June 7, 2019, unless the share reserve is exhausted before then, but awards granted under the Current Plan on or before June 7, 2019 may extend beyond that date.

We Manage Our Equity Incentive Award Use Carefully, and Dilution Is Reasonable

We continue to believe that equity awards such as stock options are a vital part of our overall compensation program. However, we recognize that equity awards dilute existing shareholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize shareholders’ value by granting the appropriate number of equity incentive awards necessary to attract, reward, and retain employees.

The following table shows our dilution and burn rate percentages.

As of
June 30, 2015
Dilution under Current Plan at fiscal year end (1)	7%
3-Year annual average burn rate (2)	2%

(1) Dilution under Current Plan at fiscal year end is calculated as the sum of (x) shares available for grant plus (y) shares subject to outstanding equity incentive awards divided by our common stock outstanding, all amounts determined as of June 30, 2015.

(2) 3-Year annual average burn rate is calculated as the simple three-year average of our gross annual dilution under the Current Plan, with the gross annual dilution calculated as the sum of stock options granted and the fair value of shares subject to restriction granted divided by our outstanding common stock at each fiscal year end as of June 30, 2013 through 2015.

The dilution under Current Plan at fiscal year end and 3-year annual average burn rate described above may not be indicative of what the actual amounts are in the future. The 2015 Plan does not contemplate the amount or timing of specific equity awards. The potential dilution is a forward-looking statement. Forward-looking statements are not facts. Actual results may differ materially because of factors such as those identified in reports the Company has filed with the U.S. Securities and Exchange Commission (“SEC”).

The Size of Our Share Reserve Request Is Reasonable

If the 2015 Plan is approved by our shareholders, we expect to have approximately 3,236,023 shares available for grant after our annual meeting (based on shares available as of September 25, 2015), which we anticipate being a pool of shares sufficient for grants through August 31, 2021, and necessary to provide a predictable amount of equity for attracting, retaining, and motivating employees.

The size of our request is also reasonable in light of the equity granted to our directors and employees over the past six years.

Performance-Based Awards

Approval of the 2015 Plan by our shareholders will also constitute approval of terms and conditions set forth in the plan that will permit us to grant stock options, stock appreciation rights and performance-based stock and cash awards under the 2015 Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Section 162(m) of the Code disallows a deduction to any publicly-held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation” is not subject to this deduction limitation. For compensation awarded under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the following terms must be disclosed to and approved by the shareholders before the compensation is paid: (i) a description of the employees eligible to receive such awards; (ii) a per-person limit on the number of shares subject to stock options, stock appreciation rights and performance-based stock awards, and the amount of cash subject to performance-based cash awards, that may be granted to any employee under the plan in any year; and (iii) a description of the business criteria upon which the performance goals for performance-based awards may be granted (or become vested or exercisable). Accordingly, we are requesting that our shareholders approve the 2015 Plan, which includes terms and conditions regarding eligibility for awards, annual per-person limits on awards and the business criteria for performance-based awards granted under the 2015 Plan (as described in the summary below).

We believe it is in the best interests of our Company and our shareholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code. However, in certain circumstances, we may determine to grant compensation to covered employees that is not intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we grant compensation that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us.

Description of the 2015 Plan

The material features of the 2015 Plan are outlined below. The following description of the 2015 Plan is a summary only and is qualified in its entirety by reference to the complete text of the 2015 Plan which is entitled the Amended and Restated 2015 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. Shareholders are urged to read the actual text of the 2015 Plan in its entirety, which is appended to this proxy statement as Appendix A.

Number of Shares

If the 2015 Plan is approved, the number of shares issuable under the plan will be increased by 2,500,000 shares to an aggregate of 11,052,580 shares since adoption of the plan.

Shares covered by awards that expire, terminate or lapse without payment will again be available for the grant of awards under the 2015 Plan, as well as shares that are delivered to us by the holder to pay withholding taxes or as payment for the exercise price of an award, if permitted by the Remuneration Committee. The number of shares underlying any substitute awards granted are counted against the aggregate number of shares available for awards under the 2015 Plan. The maximum number of shares for which stock options, stock appreciation rights, and other stock-based awards (other than performance-based awards that are not options) may be granted during a calendar year to any participant is 569,120 shares. For performance-based awards that are not options, a participant is limited during a calendar year to receiving awards having an aggregate value of up to $20,000,000 as of the grant date. The shares deliverable in connection with awards granted under the 2015 Plan may consist, in whole or in part, of authorized but unissued shares or treasury shares.

To account for stock splits, stock dividends, reorganizations, recapitalizations, mergers, consolidations, spin-offs and other corporate events, the 2015 Plan requires the Remuneration Committee to equitably adjust the number and kind of shares of common stock issued or reserved pursuant to the plan or outstanding awards, the maximum number of shares issuable pursuant to awards, the exercise price for awards, and other affected terms of awards to reflect such event. Such adjustments to outstanding awards are discretionary, rather than mandatory, under the existing terms of the Current Plan. Discretionary adjustments made to outstanding awards to reflect events such as stock splits could result in our having to record significant additional compensation expenses at that time. This change in the 2015 Plan to mandatory adjustments is equitable and should enable us to avoid having to record additional compensation expenses for adjustments to outstanding awards to reflect stock splits and the like.

In the event of certain corporate events, including stock sales, mergers, and sales of substantial assets, the Remuneration Committee may, but is not obligated to, cancel outstanding awards for full value, waive vesting requirements, provide for the issuance of substitute awards, and/or provide that, for a period of time before such corporate event, stock options will be exercisable for all shares subject to the option and that upon the occurrence of the corporate event the options will terminate. In this regard, the 2015 Plan clarifies that the Remuneration Committee’s discretion is limited by the anti-acceleration provisions of Section 409A of the Code.

Administration

The Board or a designated subcommittee of the Board administers the 2015 Plan. A designated subcommittee must, unless the Board determines otherwise, consist solely of (i) at least two individuals who qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, during any period that the Company are subject to Section 16 of the Exchange Act; and (ii) “outside directors” within the meaning of Section 162(m) of the Code, during any period that the Company is subject to Section 162(m) of the Code. The Board has designated the Remuneration Committee as the subcommittee responsible for administering the 2015 Plan.

The Remuneration Committee determines who receives awards under the 2015 Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the plan. Awards may, in the discretion of the Remuneration Committee, be made in assumption of, or in substitution for, outstanding awards previously granted by us or our affiliates or a company acquired by us or with which we combine. However, the 2015 Plan clarifies that, consistent with applicable Nasdaq marketplace rules, no repricing of outstanding awards may be undertaken without obtaining prior shareholder approval.

The Remuneration Committee is authorized to interpret the 2015 Plan, to establish, amend and rescind any rules and regulations relating to the plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The Remuneration Committee also may correct any defect, supply any omission or reconcile any inconsistency in the 2015 Plan in the manner and to the extent that the Remuneration Committee deems it necessary or desirable.

The 2015 Plan authorizes the Remuneration Committee to require payment of any amount determined to be necessary to withhold for federal, state, local or other taxes resulting from the exercise, grant or vesting of an award. The 2015 Plan clarifies, however, that any payment of withholding taxes by delivery of shares or having shares withheld by the Company may not exceed the amount necessary to satisfy the statutory minimum withholding amount due.

Eligibility

The 2015 Plan permits grants of awards to our employees, directors and consultants. Any eligible person may be granted nonqualified stock options, but only employees may be granted incentive stock options. As of June 30, 2015, we had approximately 4,764 employees, including four executive officers and three non-employee directors, who were eligible under the Current Plan.

Types of Awards

Incentive stock options, nonqualified stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, performance-based awards and other awards based on our common stock may be granted under the Current Plan.

Stock Options

The 2015 Plan permits the Remuneration Committee to grant employees incentive stock options, which qualify for special tax treatment in the United States, and permits the Remuneration Committee to grant employees, directors and consultants nonqualified stock options. The Remuneration Committee establishes the duration of each stock option at the time it is granted. The maximum duration of an incentive stock option is ten years after the date of grant.

The Remuneration Committee establishes the exercise price of each stock option at the time it is granted. The exercise price of a stock option may not be less than the fair market value, as defined in the Current Plan, of our common stock on the date of grant. As of September 29, 2015, the fair market value of our common stock as reported on the Nasdaq Global Select Market was $16.31 per share. The Remuneration Committee may establish vesting and performance requirements that must be met before the exercise of stock options. Unless otherwise determined by the Remuneration Committee, stock options vest ratably, on an annual basis, over a period of three years, commencing with the first anniversary of the grant date and subject to the holder’s continued service with us.

The exercise price of stock options may be paid in cash or cash equivalents by the holder. The Remuneration Committee may permit an option holder to pay the exercise price, or to satisfy withholding tax liabilities that arise upon exercise, by tendering shares of our common stock owned by the holder or by having us withhold some of the shares deliverable upon exercise of the option, with a fair market value equal to the exercise price and statutory minimum tax withholding liabilities. The Remuneration Committee may also permit a stock option holder to exercise the option by tendering a promissory note, in such form as the Remuneration Committee may specify, that bears a market rate of interest and is fully recourse.

If there is a public market for our common stock, the Remuneration Committee may permit a stock option holder to exercise all or part of the option holder’s vested options through a cashless exercise procedure. Under a cashless exercise procedure, the option holder delivers irrevocable instructions to a broker to sell the shares obtained upon exercise of the option and deliver promptly to the Company proceeds of the sale equal to the exercise price of the option and related tax withholding obligation.

Stock Appreciation Rights

The Remuneration Committee also may grant stock appreciation rights, either alone or in tandem with stock options. Stock appreciation rights entitle their holder upon exercise to receive an amount in any combination of cash or shares of our common stock (as determined by the Remuneration Committee) equal in value to the excess of the fair market value of the shares covered by the rights over the grant price. The Remuneration Committee may also grant limited stock appreciation rights that are exercisable upon the occurrence of specified contingent events. Such awards may provide for a different method of determining appreciation, specify that payment must be made only in cash, or provide that any related awards are not exercisable while such limited stock appreciation rights are exercisable. No stock appreciation right may have a term longer than ten years’ duration under the Current Plan. In contrast, the existing terms of the 2015 Plan do not include a term limit on stock appreciation rights.

Other Stock-Based Awards

The 2015 Plan also permits the Remuneration Committee to grant awards that are valued by reference to, or otherwise based on the fair market value of, our common stock. The Remuneration Committee determines the form of award and the conditions to which awards are subject, including the satisfaction of performance goals, the completion of periods of service, or the occurrence of events. Stock-based awards may be granted alone or in conjunction with any other award granted under the Current Plan. Unless otherwise determined by the Remuneration Committee, stock-based awards vest as to 20% of the shares on each of the grant date and the first four anniversaries of the grant date subject to the recipient’s continued service with us.

Performance-Based Awards

In general, Section 162(m) of the Code prevents the deductibility for U.S. income tax purposes of compensation in excess of one million dollars paid in any taxable year to an individual who, on the last day of that year, is the Company’s chief executive officer or is among its three other most highly compensated executive officers (other than the chief financial officer, to whom Section 162(m) does not apply), except that a deduction may be taken for compensation that qualifies as performance-based compensation under Section 162(m) of the Code.

Stock options granted at fair market value ordinarily satisfy the performance-based requirements of Section 162(m) of the Code, if shareholder disclosure and approval requirements are met. If restricted stock or other performance-based awards are intended to satisfy the Code Section 162(m) deductibility requirements, payments under such awards must be conditioned on attainment of pre-established objective performance measures that have been established and certified by a committee of outside directors and approved by shareholders. The performance criteria under the 2015 Plan on which applicable performance measures may be based include:

•	consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization),
•	net income,
•	operating income,
•	earnings per share,
•	fundamental earnings per share (as determined by the Remuneration Committee),
•	book value per share,
•	return on shareholders’ equity,
•	expense management,
•	return on investment,
•	improvements in capital structure,
•	profitability of an identifiable business unit or product,
•	maintenance or improvement of profit margins,
•	stock price,
•	market share,
•	revenues or sales,
•	costs,
•	cash flow,
•	working capital, and
•	return on assets.

Performance criteria for performance-based awards under the 2015 Plan may relate to any combination of the Company as a whole, a subsidiary, and/or any business unit. Performance targets may be set at a specific level or may be expressed relative to measures at comparison companies or a defined index.

Under the 2015 Plan, the maximum amount of a performance-based award that may be granted during a calendar year to any participant is: (i) with respect to performance-based awards that are stock options, options covering 569,120 shares, and (ii) with respect to performance-based awards that are not options, awards having an aggregate value as of the grant date of $20,000,000. A performance-based award is paid, if at all, at such time as determined by the Remuneration Committee in its discretion, subject to Section 162(m) of the Code and Section 409A of the Code.

Transferability

Unless otherwise determined by the Remuneration Committee, awards may not be transferred or assigned by the holder other than by will or the laws of descent and distribution.

Amendment

The Board may amend the 2015 Plan at any time, provided that no amendment may be made without the consent of an affected award holder that diminishes the rights of the holder, except that the Board may amend the plan in any manner it deems necessary for awards to meet the requirements of the Code or other applicable laws.

No amendment to the 2015 Plan may be made without the approval of shareholders if the amendment would increase the total number of shares reserved for issuance under the plan or change the maximum number of shares for which awards may be granted to participants, except for such changes in accordance with the plan’s adjustment provisions described above.

Plan Term

Under the 2015 Plan, no award may be granted after August 19, 2025, but awards granted before that date may extend beyond that date. Under the terms of the existing Current Plan, no awards may be granted after June 7, 2019.

United States Federal Income Tax Consequences

The following discussion of the U.S. federal income tax consequences relating to the 2015 Plan is based on present U.S. federal tax laws and regulations and does not purport to be a complete description of the U.S. federal tax laws. Participants may also be subject to certain state and local taxes and non-United States taxes, which are not described below.

When a nonqualified stock option is granted, there are generally no United States income tax consequences for the option holder or our Company at that time. When a nonqualified stock option is exercised, the option holder generally recognizes compensation equal to the excess, if any, of the fair market value of the underlying shares on the exercise date over the exercise price. Our Company or its subsidiary that employs the stock option holder may be entitled to a deduction equal to the compensation recognized by the stock option holder.

When an incentive stock option, within the meaning of Section 422 of the Code, is granted, there are no United States income tax consequences for the option holder or our Company at that time. Generally, when an incentive stock option is exercised, the option holder does not recognize income and our Company does not receive a deduction. The incentive stock option holder, however, must treat the excess, if any, of the fair market value of the shares on the exercise date over the exercise price as an item of adjustment for purposes of the alternative minimum tax.

If an incentive stock option holder disposes of the shares after holding them for at least two years after the incentive stock option was granted and one year after the option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain to the option holder. Our Company or its subsidiary is not entitled to a deduction.

If the stock option holder makes a “disqualifying disposition” of the shares by disposing of the shares before satisfying the holding periods described above, the option holder generally recognizes compensation income equal to the excess, if any, of (1) the fair market value of the shares on the exercise date, or, if less, the amount received on the disposition, over (2) the exercise price. Our Company or its subsidiary may be entitled to a deduction equal to the compensation recognized by the stock option holder.

When a stock appreciation right is granted, there are no U.S. federal income tax consequences for the participant or our Company at that time. When a stock appreciation right is exercised, the participant generally recognizes compensation equal to the cash and/or the fair market value of the shares received on exercise. Our Company or its subsidiary may be entitled to a deduction equal to the compensation recognized by the participant.

In general, other types of awards that may be issued under the Current Plan are taxable to the holder upon receipt, except that awards of restricted stock are taxable to the holder on the date the shares vest or become transferable, or on the date of receipt if the holder makes an election under Section 83(b) of the Code. Our Company or its subsidiary may be entitled to a deduction equal to the compensation recognized by the participant receiving other stock-based awards, including restricted stock awards.

New plan benefits

The benefits or amounts that will be received by or allocated to our executive officers, non-employee directors and employees under the 2015 Plan are not determinable because the 2015 Plan does not provide for set benefits or amounts, or objective criteria for determining the compensation thereunder with regard to any participants, and we have not approved any awards that are conditioned on shareholder approval of this proposal.

Current plan benefits

The table below contains the benefits or amounts that the individuals and groups listed below have received under the Current Plan since the plan’s inception:

	Number of Shares Subject to	Number of Shares of Restricted
	Options Granted Under the	Stock Granted Under the
Name and Position	Current Plan	Current Plan
Dr. Serge C.P. Belamant, Chief Executive Officer, Chairman of the Board and Director	1,012,210	881,957
Herman G. Kotzé, Chief Financial Officer, Treasurer, Secretary and Director	617,797	655,274
Phil-Hyun Oh, President – KSNET	26,928	85,333
Nitin Soma, Vice-President – Information Technology	409,445	371,328
All Executive Officers, as a Group	2,066,380	1,993,892
All Current Directors who are not executive officers, as a Group	125,001	113,864
Each Nominee for Election as a Director	1,755,008	1,651,095
Each associate of any such directors, executive officers, or directors	-	-
Each other current and former 5% holder or future 5% recipient	-	-
All employees as a Group (including all current non-executive officers)	700,035	2,453,867

The Board recommends a vote FOR the amendment and restatement of the Current Plan.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

MEETINGS OF THE BOARD AND DIRECTOR INDEPENDENCE

Our Board typically holds a regular meeting once every quarter and holds special meetings when necessary. During the fiscal year ended June 30, 2015, our Board held a total of five meetings. All of the directors who served during our 2015 fiscal year attended 100% of the meetings of the Board. All of the directors attended 100% of the aggregate number of meetings of those committees of the Board on which such director served during the year. We encourage each member of the Board to attend the annual meeting of shareholders, but have not adopted a formal policy with respect to such attendance.

All of our directors who served during fiscal 2015 attended last year’s annual meeting, except Mr. Pein. The non-management directors meet regularly without any management directors or employees present. These meetings are held on the day of or day preceding other Board or committee meetings.

The Board annually examines the relationships between the Company and each of our directors. After this examination, the Board has concluded that Messrs. Seabrooke, Pein and Edwards are “independent” as defined under Nasdaq Rule 5605(a)(2) and under Rule 10A-3(b)(1) under the Exchange Act, as that term relates to membership on the Board and the various Board committees.

COMMITTEES OF THE BOARD

The Board has established an Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. The members of our Board Committees are presented in the table below:

Nominating and
Corporate
	Audit	Remuneration	Governance
Director	Committee	Committee	Committee
Dr. Serge C.P. Belamant (#)
Paul Edwards	X	X	X
Herman G. Kotzé (#)
Alasdair J.K. Pein	X	X*	X
Christopher S. Seabrooke	X*	X	X*
# Executive
* Chairperson

Audit Committee

The Audit Committee consists of Messrs. Seabrooke, Pein and Edwards, with Mr. Seabrooke acting as the Chairperson. The Board has determined that Mr. Seabrooke is an “audit committee financial expert” as that term is defined in applicable SEC rules, and that all three members meet Nasdaq’s financial literacy criteria. The Audit Committee held eight meetings during the 2015 fiscal year. See “Audit Committee Report” on page 37.

The Audit Committee was established by the Board for the primary purpose of overseeing or assisting the Board in overseeing the following:

•	the integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	the qualifications and independence of our registered public accounting firm;
•	the performance of our independent auditors and of the internal audit function;
•	the accounting and financial reporting processes and the audits of our financial statements; and
•	our systems of disclosure controls and procedures, internal controls over financial reporting, and compliance with ethical standards adopted by us.

A copy of our Audit Committee charter is available without charge on our website, www.net1.com under the “Investor Relations–Governance” section.

Remuneration Committee

The Remuneration Committee comprises Messrs. Pein, Seabrooke and Edwards, with Mr. Pein acting as the Chairperson. The Remuneration Committee held four meetings during the 2015 fiscal year. The Remuneration Committee has the following principal responsibilities, authority and duties:

•	review and approve performance goals and objectives relevant to the compensation of all our executive officers, evaluate the performance of each executive officer in light of those goals and objectives, and set each executive officer’s compensation, including incentive-based and equity- based compensation, based on such evaluation;
•	make recommendations to the Board with respect to incentive and equity-based compensation plans;
•	review and make recommendations to the Board regarding compensation-related matters outside the ordinary course, including, but not limited, to employment contracts, change-in-control provisions and severance arrangements;
•	administer our stock option, stock incentive, and other stock compensation plans, including the function of making and approving all grants of options and other awards to all executive officers and directors, and all other eligible individuals, under such plans;
•	review annually and make recommendations to the Board regarding director compensation;
•	assist management in developing and, when appropriate, recommend to the Board, the design of compensation policies and plans;
•	review and discuss with management the disclosures in our “Compensation Discussion and Analysis” and any other disclosures regarding executive compensation to be included in our public filings or shareholder reports; and
•	recommend to the Board whether the Compensation Discussion and Analysis should be included in our proxy statement, Form 10-K, or information statement, as applicable, and prepare the related report required by the rules of the SEC.

A copy of our Remuneration Committee charter is available without charge on our website, www.net1.com under the “Investor Relations–Governance” section.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee comprises Messrs. Seabrooke, Pein and Edwards, with Mr. Seabrooke acting as the Chairperson. The Nominating and Corporate Governance Committee held four meetings during the 2015 fiscal year. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	monitor the composition, size and independence of the Board;
•	establish criteria for Board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on each committee of the Board;
•	monitor our procedures for the receipt and consideration of director nominations by shareholders and other persons and for the receipt of shareholder communications directed to our Board;
•	make recommendations regarding proposals submitted by our shareholders;
•	establish and monitor procedures by which the Board will conduct, at least annually, evaluations of its performance;
•	review our Corporate Governance Guidelines annually and recommend changes, as appropriate, for review and approval by the Board; and

•	make recommendations to the Board regarding management succession planning and corporate governance best practices.

A copy of our Nominating and Corporate Governance Committee charter is available without charge on our website, www.net1.com under the “Investor Relations–Governance” section.

BOARD LEADERSHIP STRUCTURE AND BOARD OVERSIGHT OF RISK

Board Leadership

Our Board is led by our Chairman, Dr. Belamant, who is also our Chief Executive Officer. The Board believes that Dr. Belamant’s service as both Chairman of the Board and Chief Executive Officer is in our best interests and the best interests of our shareholders.

A combined Chairman and Chief Executive Officer leadership structure is commonly utilized by public companies in the United States, and our Board believes that this leadership structure has been effective for us and minimizes the potential for duplication of efforts and conflict of roles. Dr. Belamant possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us, and is thus better positioned than a non-employee Chairman to focus the Board’s time and attention on the matters that are most critical to us. Additionally, having one person serve as both Chairman of the Board and Chief Executive Officer enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to our shareholders, employees, customers and suppliers.

While our Amended and Restated By-Laws do not require that the roles of Chairman of the Board and Chief Executive Officer be filled by the same person, our Board believes that having Dr. Belamant fill both positions is the appropriate leadership structure for us.

We do not have a lead director. The Board believes that all of our independent directors are active and engaged Board members and that a number of them fulfill a lead director role at various times depending upon the particular issues involved. Further, Mr. Seabrooke, who is the Chairman of both the Nominating and Corporate Governance Committee and the Audit Committee and is a member of the Remuneration Committee, presides over all executive sessions of the independent directors.

The Board’s Role in Risk Oversight

Managing risk is an ongoing process inherent in all decisions made by management. The Board discusses risk throughout the year, particularly at Board meetings when specific actions are considered for approval. The Board has ultimate responsibility to oversee our enterprise risk management program. This oversight is conducted primarily through various committees of the Board as described below.

Our Enterprise Risk Management Committee is responsible for identifying, assessing, prioritizing and developing action plans to mitigate the material business, operational and strategic risks affecting us. The Enterprise Risk Management Committee comprises our Chief Executive Officer (who serves as Chairperson), Chief Financial Officer and Group Compliance Officer. The Group Compliance Officer meets semi-annually with the leaders of our various business units and his findings are reported to and discussed by the Enterprise Risk Management Committee. The Enterprise Risk Management Committee meets and reports to the Audit Committee semi-annually.

The Audit Committee directly provides oversight of risks relating to the integrity of our consolidated financial statements, internal control over financial reporting and the internal audit function. The Remuneration Committee oversees the management of risks related to our executive compensation program. The Nominating and Corporate Governance Committee oversees the management of risks related to management succession planning.

REMUNERATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Remuneration Committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board or remuneration committee of any entity that has one or more of its executive officers serving on our Board or our Remuneration Committee.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

The Nominating and Corporate Governance Committee reviews with the Board the skills and characteristics required of Board members. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee consider a candidate’s independence, as well as the perceived needs of the Board and the candidate’s background, skills, business experience and expected contributions. At a minimum, members of the Board must possess the highest professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee may also take into account the benefits of diversity in candidates’ viewpoints, background and experience, as well as the benefits of constructive working relationships among directors. Other than as set forth in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity.

The Nominating and Corporate Governance Committee also reviews and determines whether existing members of the Board should stand for re-election, taking into consideration matters relating to the number of terms served by individual directors, the ability of an individual director to devote the appropriate level of time and attention to Board duties in light of other positions he holds (including other directorships) and the changing needs of the Board. We do not have a limit on the number of terms an individual may serve as a director on our Board.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate composition, size and independence of the Board, and whether any vacancies are expected due to change in employment or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee will consider shareholder recommendations for candidates for the Board that are properly submitted in accordance with Section 4.16 of our Amended and Restated By-Laws in the same manner it considers nominees from other sources. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the qualifications standards described above and will seek to achieve a balance of knowledge, experience and capability on the Board.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Any shareholder who wishes to communicate directly with the Board may do so via mail or facsimile, addressed as follows:

Net 1 UEPS Technologies, Inc.
Board of Directors
PO Box 2424
Parklands, 2121, South Africa
Fax: 27 11 880 7080

The corporate secretary shall transmit any communication to the Board, or individual director(s), as applicable, as soon as practicable upon receipt. Absent safety or security concerns, the corporate secretary shall relay all communications, without any other screening for content.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted a set of corporate governance guidelines. We will continue to monitor our corporate governance guidelines and adopt changes as necessary to comply with rules adopted by the SEC and Nasdaq, and to conform to best industry practice. This monitoring will include comparing our existing policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and the practices of other public companies. A copy of our corporate governance guidelines is available on our website at www.net1.com under the “Investor Relations–Governance” section.

CODE OF ETHICS

The Board has adopted a written code of ethics, as defined in the regulations of the SEC. We require all of our directors, officers, employees, contractors, consultants and temporary staff, including our Chief Executive Officer, our Chief Financial Officer (who also serves as our principal accounting officer) and other senior personnel performing similar functions, to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. Our code of ethics requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in our best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place. A copy of our code of ethics is available upon request made either by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., PO Box 2424, Parklands 2121, South Africa or by telephone to our Investor Relations Department at + 1 917-767-6722. A copy of our code of ethics is also available free of charge on our website at www.net1.com under the “Investor Relations–Governance” section.

COMPENSATION OF DIRECTORS

Directors who are also executive officers do not receive separate compensation for their services as directors. During fiscal 2015, our non-employee directors received compensation as described below.

	Fees Earned or	Stock Awards(1)(2)	Stock Options
Name	Paid in Cash ($)	($)	($)	Total ($)
Paul Edwards	81,796	39,325	-	121,121
Alasdair J.K. Pein	109,824	52,800	-	162,624
Christopher S. Seabrooke	137,280	66,000	-	203,280

(1) As of June 30, 2015, the number of shares of restricted stock held by each non-employee director is as follows: Mr. Edwards – 8,105 Mr. Pein – 17,316; Mr. Seabrooke – 13,604.

(2) Represents shares of restricted stock granted on August 27, 2014, one-third of which vest on August 27, 2015, 2016 and 2017, respectively. Vesting of such shares is conditioned upon the recipient’s continuous service as a member of our Board through the applicable vesting date. The dollar value reflected is based on the closing price of our common stock on the date of grant. Based on this price, the number of shares granted was as follows: Mr. Edwards—3,502; Mr. Pein—4,702 and Mr. Seabrooke—5,877.

In determining fiscal 2015 compensation, the Board analyzed the annual compensation of non-employee directors of U.S.- and UK-listed transaction processor companies with a range of market equity capitalizations above, below and comparable to ours. The peer group comprised: Heartland Payment Systems, Inc., Global Payments Inc., WEX Inc., Euronet Worldwide, Inc., Total System Services, Inc., Verifone Systems, Inc., Jack Henry & Associates, Inc., Sage Group plc and Green Dot Corporation. In addition, the Board considered the various roles of the non-employee directors. Directors receive a base fee for membership on the Board. Directors who serve on Board committees and/or serve as Chairperson of Board committees receive additional compensation in recognition of the additional time they are required to spend on committee matters.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our compensation plans under which our equity securities are authorized for issuance as of June 30, 2015:

Number of
securities
	Number of	Weighted	remaining
	securities to be	average	available for
	issued upon	exercise price	future issuance
	exercise of	of	under equity
	outstanding	outstanding	compensation
	options,	options,	plans (excluding
	warrants and	warrants and	securities reflected
	rights	rights	in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders Current Plan	2,303,406	$15.05	1,055,515
Equity compensation plans not approved by security holders
Stock options granted to employees of Prism Holdings Proprietary Limited group (“Prism”) (1)	97,763	$22.51	-

Total	2,401,169		1,055,515

(1) In connection with the acquisition of Prism in July 2006, we granted Prism employees options to purchase shares of common stock at an exercise price of $22.51 per share, which was the average of the high and low sale prices of the common stock on the date of grant. These options are all currently exercisable and expire on August 24, 2016.

EXECUTIVE COMPENSATION

ANALYSIS OF RISK IN OUR COMPENSATION STRUCTURE

As part of its responsibilities to annually review all incentive compensation and equity-based plans, and evaluate whether the compensation arrangements of our employees incentivize unnecessary and excessive risk-taking, the Remuneration Committee evaluated the risk profile of our compensation policies and practices for fiscal 2015 and concluded that they do not motivate imprudent risk taking. In its evaluation, the Remuneration Committee reviewed our employee compensation structures, and noted numerous design elements that manage and mitigate risk without diminishing the incentive nature of the compensation, including:

•	a balanced mix between cash and equity, and annual and longer-term incentives;
•	caps on incentive awards at reasonable levels;
•	linear payouts between target levels with respect to annual cash incentive awards;
•	discretion on individual awards, particularly in special circumstances; and
•	long-term incentives.

The Remuneration Committee also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including: over-weighting towards annual incentives, highly leveraged payout curves, unreasonable thresholds, and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. The Remuneration Committee concluded that our compensation programs do not include such elements.

In addition, the Remuneration Committee analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks.

For this purpose, the Remuneration Committee considered our growth and return performance, volatility and leverage. In light of these analyses, the Remuneration Committee concluded that it has a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on us. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term.

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2015 Compensation Summary

•

Base salary—Base salary represents a significant portion of compensation, given the cash generative nature of our business. Dr. Belamant, our Chief Executive Officer, Mr. Kotzé, our Chief Financial Officer, and Mr. Soma, our Vice President—Information Technology, each received a 4% base salary increase for fiscal 2015.

•

CEO/CFO cash incentive awards— In August 2014, we established an annual cash incentive award plan for fiscal 2015 for Dr. Belamant and Mr. Kotzé, as we have done in prior years. The plan was intended to link payment to the achievement of specific financial performance (quantitative) goals on a Company-wide basis, and operational (qualitative) goals. Based on our fiscal 2015 financial performance, Dr. Belamant and Mr. Kotzé each received the maximum amount of the quantitative portion of the award, which was based on achievement of specified quantitative goals that were in excess of target levels. Dr. Belamant and Mr. Kotzé each received the maximum of the potential amount of the qualitative portion of the award for their achievement of specified goals related to corporate action and mitigation of regulatory issues and implementing strategic objectives and operating plans.

•

Cash incentive awards for Mr. Oh—In July 2014, we concluded two new service agreements with Mr. Oh, President of KSNET, which contain cash incentive award targets. Mr. Oh achieved 87% of the quantitative award and 100% of the qualitative award for fiscal 2015 under his KSNET service agreement. Mr. Oh did not achieve any of his qualitative targets under the Net1 Korea service agreement for fiscal 2015.

•	Bonus for Mr. Soma—Mr. Soma, our Senior Vice President—Information Technology, received a bonus of $315,000 for fiscal 2015.

•

Stock-based awards—We made an annual award of stock options with time-based vesting provisions to a group that included Dr. Belamant and Messrs. Kotzé, Oh and Soma. We also awarded restricted stock to a group that included Dr. Belamant and Messrs. Kotzé and Soma.

Overview

The goal of our executive compensation program is the same as our goal for operating the Company—to create long-term value for our shareholders. To achieve this goal, we seek to reward our named executive officers for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with us for long and rewarding careers. This section of the proxy statement explains how our compensation program is designed and operates in practice with respect to the four individuals who comprised our named executive officers at the end of our 2015 fiscal year—Dr. Belamant and Messrs. Kotzé, Oh and Soma. Our named executive officers have the broadest job responsibilities and are the only individuals who have policy-making authority.

Each element of our executive compensation program is designed to fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, bonus and both equity and non-equity incentive compensation. Each named executive officer receives one or more, but not necessarily all, of these elements. In determining the type and amount of compensation for each executive officer, we focus on both current pay and the opportunity for future compensation and seek to combine compensation elements so as to optimize his or her contribution to us.

We consider the mix of our compensation components from year to year based on our overall performance, an executive’s individual contributions, and compensation practices of other U.S.- and UK-based public companies including companies in our “peer group” described below. We do not have an exact formula for allocating between cash and non-cash compensation. We do, nonetheless, provide for a balanced mix of compensation components that are designed to encourage and reward behavior that promotes shareholder value in both the short and long term.

The chart below illustrates the mix of the elements of the 2015 compensation program we established for our named executive officers, using target levels for the cash incentive component.

Compensation Objectives

Performance. We reward excellent performance by our named executive officers and motivate them to continue to produce superior, long-term results through a combination of cash bonuses, incentive payments that depend on achievement of pre-defined levels of financial and operating goals and equity awards in the form of stock options or restricted stock that derive their value from increases in our share price and/or satisfaction of other financial and strategic performance goals. Base salary, bonus and non-equity incentive compensation are designed to reward annual achievements and be commensurate with each executive officer’s scope of responsibility, demonstrated ingenuity, dedication, leadership and management effectiveness. Equity incentive compensation generally focuses on achievement of longer term results.

Alignment. We seek to align the interests of our named executive officers with our shareholders by evaluating them on the basis of financial and non-financial measurements that we believe ultimately drive long-term shareholder value. The elements of our compensation package that we believe align these interests most closely are a combination of annual quantitative and qualitative cash compensation awards, stock option awards which increase in value as our stock price increases and restricted stock awards which vest over time and are granted or become vested upon the satisfaction of specified performance goals.

Retention. The Remuneration Committee recognizes that the talent pool in South Africa is more limited than in other more developed countries. In addition, the long tenure of our South Africa-based management team, in particular, Dr. Belamant and Messrs. Kotzé and Soma, has made them especially knowledgeable about our business and industry and thus particularly valuable to us. Dr. Belamant in particular has intricate knowledge of, and has created large parts of the proprietary technology and software deployed by us in our operations, which is an indispensable part of our technological advantage in our various operations and future developments in our growth pipeline. We wish to avoid losing these long-tenured officers and their invaluable knowledge, particularly given how important they are to our future performance. Therefore, retention is a key objective of our executive compensation program. We attempt to retain our named executive officers by seeking to provide a competitive pay package and using continued service as a condition to receipt of full compensation. The extended vesting terms of equity awards have the effect of tying this element of compensation to continued service with us.

Implementing our Objectives

Process for Determining Compensation. The Remuneration Committee analyzes compensation data of companies that it selects as a peer group to better understand how our pay package compares with those companies. The Remuneration Committee then uses this knowledge to develop our executive compensation program based on its judgment of what is appropriate and necessary to fulfill and maintain our staffing needs. As described in more detail below, it considers internal pay equity as between the Chief Executive Officer and the Chief Financial Officer and uses a formulaic approach to set the Chief Financial Officer’s compensation relative to the Chief Executive Officer’s compensation but does not do so for the other named executive officers.

The peer group selected by the Remuneration Committee comprises a broad spectrum of companies, which range significantly in size from a revenue, profitability and enterprise value perspective. The peer group consists of payment processing companies generally considered comparable to us in terms of their businesses (such as being a payment systems provider) as well as other companies within other parts of the information technology sector and those operating in or providing services in emerging markets.

Our peer group, which includes both U.S. and UK listed companies, consists of the following companies: Heartland Payment Systems, Inc., Global Payments Inc., WEX Inc., Euronet Worldwide, Inc., Total System Services, Inc., Verifone Systems, Inc., Jack Henry & Associates, Inc., Sage Group plc and Green Dot Corporation.

The Remuneration Committee’s process for determining compensation includes an analysis of all elements of compensation. The Remuneration Committee compares these compensation components separately and in total to compensation at the peer group companies, taking into account, among other things, the relative market capitalizations of the Company and the members of the peer group. The Remuneration Committee sets the compensation of Mr. Kotzé based on the total compensation package of Dr. Belamant. Since the role played by Mr. Kotzé is significantly broader than that of a typical Chief Financial Officer, the Remuneration Committee’s goal is to set this package at approximately 45% to 65% of Dr. Belamant’s total compensation package. Because the Remuneration Committee considers international comparables in its compensation analysis for both Dr. Belamant and Mr. Kotzé, their total compensation packages are denominated in U.S. dollars. Because Mr. Soma’s compensation package is derived from the amount of compensation we pay to Mr. Kotzé, his compensation package is also denominated in U.S. dollars. Our executive officers based in South Africa may elect to be paid in a currency other than U.S. dollars, in which case the U.S. dollar amount is converted into South African Rand (“ZAR”) at the exchange rate in effect at the time of payment. In the early part of each fiscal year, the Remuneration Committee establishes base salaries and sets the short-term cash incentive award plan remuneration targets and payment criteria for Dr. Belamant and Mr. Kotzé. Following the end of each fiscal year, the Remuneration Committee determines the annual incentive cash payments and bonuses, if any, to be made to each executive officer based on their and our performance during the fiscal year.

Compensation for fiscal 2015 for Mr. Oh was determined in accordance with his service agreements. Mr. Oh’s compensation is denominated and paid in Korean won (KRW) in accordance with the terms of his negotiated service agreements. Under the service agreements, he receives a base salary and is entitled to receive a cash incentive payment based upon the achievement of certain targets that are linked to the operating performance of Net1 Korea and KSNET. We have aligned KSNET’s fiscal year end with ours. However, in order to remain consistent with our Korean peer competitors, we continue to determine Mr. Oh’s cash incentive payment (and our KSNET staff’s remuneration) using KSNET’s financial results for the twelve month period ending December of each year. Accordingly, we determined Mr. Oh’s cash incentive payment for the twelve month period ended December 31, 2014.

Before the Remuneration Committee makes decisions on compensation for the year, it discusses with Dr. Belamant each executive officer’s performance during the year, his or her accomplishments and specific areas of progress. Dr. Belamant bases his evaluation on his knowledge of each executive officer’s performance (with due regard to the operational environment) and targets that have been set for a particular performance period. The executive officers are then evaluated based on their individual performance during the fiscal year. Dr. Belamant makes a recommendation to the Remuneration Committee on each executive officer’s compensation, except for his own and Mr. Kotzé’s compensation. Executive officers do not propose or seek approval for their own compensation. Dr. Belamant’s and Mr. Kotzé’s annual performance review is developed by the Remuneration Committee as a whole.

The Remuneration Committee also consults with Dr. Belamant and Mr. Kotzé regarding non-executive officer employee compensation and is responsible for approving all awards under our Current Plan.

Equity Grant Practices. We believe that long-term performance of our Company is achieved through a culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. Accordingly, awards of stock options and restricted stock are a fundamental element in our executive compensation program because they emphasize long-term performance, as measured by creation of shareholder value, and help align the interests of our shareholders and employees. We have granted equity awards through our Current Plan which was adopted by our Board and approved by our shareholders to permit the grant of stock options and other stock-based awards to our employees, directors and consultants. Options granted under the plan vest ratably over a period of three to five years after grant unless otherwise provided in a particular award agreement and have ten-year terms from the date of grant.

In determining the size of an equity award to an executive officer, the Remuneration Committee considers the executive’s then current cash total compensation package (which includes salary, potential bonus and cash incentive award plan compensation), any previously received equity awards, the value of the grant at the time of award and the number of shares available for grants pursuant to our Current Plan.

We record stock-based compensation charges over the vesting term of the equity award as required under current accounting standards. When awarding equity compensation, management and the Remuneration Committee seek to weigh the cost of these grants with their potential benefits as a compensation tool. We believe that combining grants of stock options and restricted stock effectively balances our objective of focusing our employees, including our named executive officers, on delivering long-term value to our shareholders, with our objective of providing value to our employees with the equity awards. Stock options have value only to the extent that our stock price on the date of exercise exceeds the stock price on the date of grant or any particular minimum share price necessary to vest such options, and thus are an effective compensation tool only if the stock price appreciates during the vesting term. In this sense, stock options are a motivational tool.

Employment Agreements. Our South African resident executives are employed on an “at will” basis, without employment agreements, severance payment arrangements (except as required by local labor laws), or payment arrangements that would be triggered by a change in control. The absence of such arrangements enables us to terminate the employment of these named executive officers with discretion as to the terms of any severance arrangement that might be provided upon such termination. This is consistent with our performance-based employment and compensation philosophy.

We do have restraint of trade agreements with each of these named executive officers. The terms of these agreements provide that upon the termination of the executive’s employment, the executive is restricted, for a period of 24 months, from soliciting business from certain customers, working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business.

 We do from time to time enter into employment agreements with senior executives of companies that we acquire in connection with the acquisition. Compensation under such employment agreements would not ordinarily be determined by reference to peer group comparisons. We entered into two service agreements with Mr. Oh in June 2014, in connection with his roles at Net1 Korea and KSNET. The terms of these two three-year agreements were based on the original KSNET service agreement with Mr. Oh that concluded in October 2010, and no peer group comparisons were performed.

We appointed Mr. Oh as a representative director of Net1 Korea and entered into a three-year service agreement with him in conjunction with such appointment. Under the Net1 Korea service agreement, Mr. Oh is entitled to receive the following cash compensation: (i) an annual base salary of KRW 10 million and (ii) an annual bonus of up to KRW 80 million, based on the achievement of qualitative targets determined by our Chairman. The qualitative target for the 2015 fiscal year was the successful launch in Korea during the year of any of our products that are not currently marketed by Net1 Korea in the Korean market (e.g., Virtual Credit Card, Variable PIN, Money transfers, and bill payments). The other terms of the Net1 Korea service agreement are substantially similar to the terms of the KSNET service agreement described below.

Under the KSNET service agreement, Mr. Oh is entitled to receive: (i) an annual base salary of KRW 405 million and (ii) an annual bonus of up to KRW 440 million, which comprises a quantitative and qualitative portion.

The quantitative portion of the annual bonus is capped at a maximum of KRW 338 million and will be based on the achievement of specified levels of KSNET’s free cash flow and profit before interest and tax and any bonus under the service agreement (“PBIT”) during any calendar year during the term of the service agreement, as described below. Mr. Oh is entitled to receive KRW 2 million for every KRW 1 billion of free cash flow (defined as operating cash flow, minus tax and capital expenditures) during the year. The maximum payable in respect of the free cash flow metric is KRW 50 million.

If PBIT is at least 90% but less than 100% of the previous year’s PBIT, then Mr. Oh is entitled to receive (i) KRW 208 million, minus (ii) KRW 10 million for each 1% by which current PBIT is less than the previous year’s PBIT. If PBIT is equal to or greater than the previous year’s PBIT, then Mr. Oh is entitled to receive KRW 208 million, plus KRW 3,333,333 for each 1% increase in PBIT when compared to the previous year (up to a maximum of KRW 80 million in respect of the excess), for a total maximum of KRW 288 million.

The qualitative portion of the annual bonus is capped at a maximum of KRW 102 million and is based on the achievement of certain key objectives to be determined annually by our Chairman. Each item comprising the qualitative portion is based on performance during our fiscal year ending June 30. Achievement of the qualitative targets will be determined by our Remuneration Committee each year. The qualitative targets for the 2015 fiscal year were:

(i) If KSNET maintains or improves its market position in the Korean card value-added network (“VAN”) market, or if KSNET internally improves the relative contribution of the banking VAN, payment gateway (“PG”), and purchase business unit compared to the core VAN business unit (i.e. if banking VAN, PG, and purchase business unit contribute more than the current 14% of gross profit), Mr. Oh is entitled to receive KRW 50 million; and

(ii) If KSNET is not the subject of any adverse regulatory findings, fines, or penalties during the relevant period, Mr. Oh is entitled to receive KRW 52 million.

 Under the terms of his service agreements, Mr. Oh is entitled to participate in national health insurance and the national pension plan provided under the laws of Korea, to receive reimbursement for annual physical examinations for him and his spouse, education expenses and to make use of a company provided car and driver for business and reasonable personal use.

Similar to the restraint of trade agreements that we have with our other named executive officers, Mr. Oh’s service agreement provides that upon the termination of his services with us, he is restricted, for a period of 36 months, from soliciting business from certain customers, working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business. The service agreement also provides for certain payments upon his termination of service by us without just cause, which payments are described below under “Potential Payments Upon Termination or Change-in-Control” on page 34.

Considerations Regarding Tax Deductibility of Compensation. Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of the three most highly compensated executive officers other than our Chief Executive Officer or Chief Financial Officer. Certain qualified performance-based compensation is not subject to this deduction limit. To maintain flexibility in compensating our named executive officers in a manner designed to promote our various corporate goals, it is not a policy of the Remuneration Committee that all executive compensation must be tax-deductible. The Remuneration Committee believes that the importance of retaining this flexibility outweighs the benefits of tax deductibility.

Compensation Consultants. Neither we nor the Remuneration Committee have any contractual arrangement with any compensation consultant or used the services of any compensation consultant who has a role in determining or recommending the amount or form of executive officer compensation.

Role of Shareholder Say-on-Pay Votes. We provide our shareholders with the opportunity to cast an annual, nonbinding advisory vote to approve executive compensation (a “say-on-pay proposal”). At our annual meeting of shareholders held on November 19, 2014, approximately 73% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Remuneration Committee considered the outcome of that advisory vote to be an endorsement of the Remuneration Committee’s compensation philosophy and implementation. The Remuneration Committee will continue to consider the outcome of say-on-pay votes when making future compensation decisions for our named executive officers.

Elements of 2015 Compensation

Base Salary. Salaries for fiscal 2015 were determined in the first quarter of the 2015 fiscal year after a review of our peer group companies described above. The annual base salaries of Dr. Belamant and Messrs. Kotzé and Soma were increased by 4% to $975,000, $516,000 and $315,000, respectively. The increase in annual base salary in each case was effective July 1, 2014. Mr. Oh received base salaries for fiscal 2015 under the terms of his new service agreements. See “Implementing our Objectives—Employment Agreements.”

Payments under Cash Incentive Award Plan for Dr. Belamant and Mr. Kotzé. During the first quarter of fiscal 2015, the Remuneration Committee established a cash incentive award plan for Dr. Belamant and Mr. Kotzé pursuant to which each of them would be eligible to earn a cash incentive award based on our fiscal 2015 financial performance and his individual contribution toward the achievement of certain corporate objectives. The plan provided for a target-level cash incentive award of 100% of the executive’s base salary for fiscal 2015, 70% of which was to be based on a quantitative metric (achievement of specified levels of fundamental diluted earnings per share) and 30% of which was to be based on the level of achievement of the qualitative factors described below.

The quantitative portion of the award provided for threshold, target and maximum amounts of 50%, 100% and 200% for Dr. Belamant, and 50%, 100% and 150% for Mr. Kotzé, of the executive’s respective base salary multiplied by 0.70 (to reflect that 70% of the target award was based on the quantitative factors). The qualitative portion of the award was limited to 100% of the executive’s base salary multiplied by 0.30 (to reflect that 30% of the target award was based on qualitative factors).

Quantitative Portion of the Cash Incentive Award Plan

The quantitative portion of the cash incentive award plan was based on the achievement of specified levels of fundamental diluted earnings per share for fiscal 2014. The following levels of fundamental diluted earnings per share entitle the executive to receive the following percentages of this portion of the award:

•	At or below $ 1.90 (threshold)—0%
•	$ 2.10 (target)—100%
•	At or above $ 2.30 (maximum)—200% for Dr. Belamant and 150% for Mr. Kotzé

Fundamental EPS above $1.90 and below $2.30 is interpolated on a linear basis and rounded to the nearest percentage.

Quantitative Portion of the Cash Incentive Award Plan—Potential and Actual Payments

The table below presents our potential and actual payments to Dr. Belamant and Mr. Kotzé related to the quantitative portion of our cash incentive award plan for fiscal 2015:

2015 Quantitative portion of cash incentive award plan
	Dr. Serge C.P.		Herman G. Kotzé—
	Belamant—Chief		Chief Financial
	Executive Officer		Officer
	Potential		Potential
	Payment	Actual	Payment	Actual
	($)	($)	($)	($)
Threshold	0		0
Target	682,500		361,200
Maximum	1,365,000		541,800
Actual		1,365,000		541,800

After the close of fiscal 2015, the Remuneration Committee met and determined each element of the Company’s financial performance described above and each executive’s contribution toward the progress against the qualitative objectives. Based on achievement of fundamental diluted earnings per share of in excess of $2.30 per share, the Remuneration Committee determined to award Dr. Belamant and Mr. Kotzé cash incentive payments of $1,365,000 and $541,800, respectively, in respect of the quantitative portion of the cash incentive award plan. These amounts represent the maximum payment under the quantitative portion of the cash incentive award plan.

Qualitative Portion of the Cash Incentive Award Plan

Each of Dr. Belamant and Mr. Kotzé was entitled to receive up to 30% of his annual base salary based on his individual contribution toward the achievement of the following Company-wide shareholder enhancing objectives no later than August 2015 (which is the scheduled time during the year that the Remuneration Committee reviews performance against the qualitative metrics of our cash incentive award plan):

•	corporate action and mitigation of regulatory issues;
•	implementation of the strategic and operating plans; and
•	acquisitions and new business initiatives resulting in new revenue streams.

After the close of fiscal 2015, the Remuneration Committee considered whether to make payments in respect of the qualitative portion of the cash incentive award plan. The Remuneration Committee determined to award each of Dr. Belamant and Mr. Kotzé 100%, or $292,500 and $154,800, respectively, of the qualitative portion of the cash incentive award.

In reaching its conclusion, the Remuneration Committee considered several factors. First, Dr. Belamant and Mr. Kotzé continued to effectively manage and mitigate a plethora of new and legacy regulatory issues. In particular, the Remuneration Committee noted that the SEC concluded its investigation and did not recommend an enforcement action and that the Financial Services Board in South Africa lifted its Section 12 suspension of our Smart Life insurance business. Furthermore, the Remuneration Committee considered the ongoing issues relating to the SASSA tender and management’s careful and thoughtful evaluation of the potential benefits and risks of participating in the new tender. The Remuneration Committee felt that management effectively balanced the potential benefits of obtaining a new SASSA contract against the requirements of the new tender, the other business opportunities available to the Company and the existing imperatives of the business. Management also dealt well with well a host of other regulatory actions and threatened litigation involving the National Credit Act and the Black Sash.

Second, the Company commenced the implementation of its strategic and operating plans during fiscal 2015. This has involved a refocus of the Company’s business on mobile applications as well as an enhancement of the provisioning of independent financial inclusivity to less privileged consumers who were poorly serviced by existing financial services providers. The Remuneration Committee determined that tangible progress achieved in these efforts has resulted in materially higher earnings compared with 2014 and an improved share price.

Lastly, the Remuneration Committee noted the implementation of new business initiatives, in particular, the national ATM rollout and EasyPay Everywhere, and management's continued identification and execution of meaningful investments, notably the Company’s strategic investments in Transact24 and One Credit which were concluded in fiscal 2015.

Bonus for Mr. Oh pursuant to employment contracts. The table below presents our potential and actual payments to Mr. Oh related to the achievement of his quantitative targets for fiscal 2015:

	Cash flow metric		PBIT metric		Total
	Potential		Potential		Potential
	Payment	Actual	Payment	Actual	Payment	Actual
	($)	($)	($)	($)	($)	($)
Threshold	1,864		100,676		102,540
Target	1,864		193,894		195,758
Maximum	46,609		268,468		315,077
Actual		7,457		265,672		273,129

For fiscal 2015, the Remuneration Committee awarded $95,083 to Mr. Oh for the qualitative portion of his bonus. In reaching its award determination, the Remuneration Committee concluded that Mr. Oh had met two of his qualitative objectives for fiscal 2015: (1) maintaining or improving our market position in the Korean Card VAN market and (2) KSNET not being subject to any adverse regulatory findings, fines or penalties. The Remuneration Committee determined that Mr. Oh had not successfully launched any of our products in Korea, which was one of his objectives

Bonus for Mr. Soma. Mr. Soma, our Vice-President – Information Technology received a bonus of $315,000 for fiscal 2015 as a result of his participation in various new business development initiatives; maintaining and strengthening our relationships with key IT suppliers, card associations and IT regulatory bodies; ongoing oversight of various software development projects, including the applications for delivery of financial inclusion in South Africa; and continuing oversight of the information technology component of our Sarbanes-Oxley compliance.

Equity Incentive Awards. In August 2014, Dr. Belamant, Mr. Kotzé, Mr. Oh and Mr. Soma were awarded options to purchase 83,448; 44,178; 26,928 and 26,928 shares of our common stock, respectively. These options are exercisable at a price of $11.23 per share, which was the closing price of our common stock on Nasdaq on August 27, 2014. One-third of the options awarded to Dr. Belamant, Mr. Kotzé, Mr. Oh and Mr. Soma vest on each of the first, second and third anniversaries of the grant date and expire ten years after the grant date, conditioned on the continuous service of the recipient through the applicable vesting date.

In addition, on August 27, 2014, Dr. Belamant and Mr. Kotzé were awarded 83,448 and 44,178 shares of our restricted stock, respectively. On November 5, 2014, Mr. Soma was awarded 24,328 shares of our restricted stock. These shares of restricted stock will vest in full on the date , if any, when the following conditions are satisfied: (1) the closing price of our common stock equals or exceeds $19.41 (subject to adjustments for any stock splits and/ or stock dividends) for a period of 30 consecutive trading days during a period commencing on the date when we file our Annual Report on Form 10-K for the fiscal year ended 2017 and ending on December 31, 2017, and (2) the recipient is employed by us on a full-time basis when the condition in (1) is met. If both of these conditions are not satisfied, then none of the shares of our restricted stock will vest, and such shares will be forfeited. The $19.41 price target represents a 20% increase, compounded annually, in the price of our common stock on Nasdaq based on the $11.23 closing price on August 27, 2014.

Other. We provide on-site residential security services for Dr. Belamant consisting of two armed guards. These services are provided based on bona fide business-related security concerns and are an integral part of our overall risk management program. The Board believes that provision of these security services is a necessary and appropriate business expense because Dr. Belamant’s personal safety and security are of the utmost importance to us and our shareholders. These security services may be viewed as conveying a personal benefit to Dr. Belamant. Under Mr. Oh’s service agreement, he was paid or reimbursed for the items described under “—Compensation Discussion and Analysis—Implementing our Objectives—Employment Agreements.”

REMUNERATION COMMITTEE REPORT

For the Year Ended June 30, 2015

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Net 1 UEPS Technologies, Inc. specifically incorporates it by reference into a document filed under the Exchange Act.

The Remuneration Committee, which comprises three independent directors, has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with our Chief Executive Officer, Dr. Serge C.P. Belamant, and our Chief Financial Officer, Herman G. Kotzé. Based on this review and discussion, the Remuneration Committee recommended to our Board that the “Compensation Discussion and Analysis” section be included in our Annual Report on Form 10-K and this proxy statement.

Remuneration Committee
Alasdair J.K. Pein, Chairman
Christopher S. Seabrooke
Paul Edwards

EXECUTIVE COMPENSATION TABLES

The following narrative, tables and footnotes describe the “total compensation” earned during fiscal years 2015, 2014 and 2013, as applicable, by our named executive officers. The total compensation presented below in the Summary Compensation Table does not reflect the actual compensation received by our named executive officers or the target compensation of our named executive officers in fiscal 2015. The actual value realized by our named executive officers in fiscal 2015 from long-term equity incentives (options and restricted stock) is presented in the Option Exercises and Stock Vested Table on page 34.

Target annual incentive awards for fiscal 2015 are presented in the Grants of Plan-Based Awards table on page 32.

SUMMARY COMPENSATION TABLE (1)

The following table sets forth the compensation earned by our named executive officers for services rendered during fiscal years 2015, 2014 and 2013.

						Non-Equity
						Incentive
					Option	Plan	All Other
				Stock	Awards	Compens-	Compens-
Name and		Salary ($)	Bonus ($)	Awards	($)	ation ($)	ation	Total
Principal Position	Year	(2)	(3)	($)	(4)	(3)	($)	($)

Dr. Serge C.P. Belamant,	2015	975,000	-	276,213(5)	379,613	1,657,500	24,810(6)	3,313,136
Chief Executive Officer,	2014	937,125	-	-	306,533	1,555,628	27,270(6)	2,826,556
Chairman of the Board and Director	2013	892,500	812,175	-	295,656	-	32,548(6)	2,032,879

Herman G. Kotzé, Chief	2015	516,000	-	146,229(5)	200,970	696,600	-	1,559,799
Financial Officer, Treasurer,	2014	496,125	-	-	162,281	649,924	-	1,308,330
Secretary and Director	2013	472,500	429,975	-	156,524	-	-	1,058,999

	2015	386,856	-	-	122,498	368,212	63,009(8)	940,575
Phil-Hyun Oh, President –	2014	357,322	-	97,998(7)	-	190,572	65,707(8)	711,599
KSNET	2013	349,701	-	-	-	186,507	63,062(8)	599,270
	2015	315,000	315,000	77,850(5)	122,498	-	-	830,348
Nitin Soma, Vice-President	2014	302,400	290,304	-	98,913	-	-	691,617
– Information Technology	2013	288,000	72,000	-	144,930	-	-	504,930

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to the named executive officers in any of fiscal 2015, 2014 or 2013. All other columns have been omitted.

(2)

The applicable amount for Dr. Belamant, Mr. Kotzé and Mr. Soma is denominated in United States dollars (“USD”) and paid in ZAR at the exchange rate in effect at the time of payment. Mr. Oh’s salary is denominated and paid in Korean won (“KRW”) and has been translated into USD at the average exchange rate for fiscal 2015.

(3)

Bonus and non-equity incentive plan compensation represent amounts earned by Dr. Belamant, Mr. Kotzé and Mr. Soma for the fiscal years ended June 30, and were paid after close of the fiscal year. The quantitative portion earned of Mr. Oh’s 2015 non-equity incentive plan was paid in February 2015 and the qualitative portion was paid after close of the fiscal year. In fiscal 2013, each of Dr. Belamant and Mr. Kotzé received a bonus in lieu of payment under the non-equity incentive plan. The amounts for Dr. Belamant, Mr. Kotzé and Mr. Soma are denominated in USD and the amount for Mr. Oh is denominated and paid in KRW, translated into USD at the average exchange rate for the year in which payment was made.

(4)

Represents FASB ASC Topic 718 grant date fair value of stock options granted under our Current Plan. See note 18 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2015, for the relevant assumptions used in calculating grant date fair value under FASB ASC Topic 718.

(5)

Represents FASB ASC Topic 718 grant date fair value of restricted stock granted under our Current Plan. See note 18 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2015, for the relevant assumptions used in calculating grant date fair value under FASB ASC Topic 718.

(6)	Represents costs for security guards for Dr. Belamant, which are paid in ZAR.

(7)

Represents FASB ASC Topic 718 grant date fair value of shares of restricted stock awarded in August 2013, one-third of which vest on August 21 of 2014, 2015 and 2016. Vesting of the award shares is conditioned upon Mr. Oh’s continuous service through the applicable vesting date. See note 18 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2015, for the relevant assumptions used in calculating grant date fair value under FASB ASC Topic 718.

(8)

Represents payments made by us for Mr. Oh’s Korea mandatory employee national health insurance, national pension, school fees and automobile expenses, which are paid in KRW translated into USD at the average exchange rate for the year. The fiscal 2015, 2014 and 2013 amounts include car rental of $28,525, $29,157 and $25,510, respectively.

GRANTS OF PLAN-BASED AWARDS (1)

The following table provides information concerning non-equity and equity incentive plan awards granted during fiscal 2015 to each of our named executive officers.

							All Other	All Other
							Stock	Option		Grant
							Awards:	Awards:	Exercise	Date Fair
							Number	Number of	or Base	Value of
				Estimated Future Payouts Under			of Shares	Securities	Price of	Stock and
				Non-Equity Incentive			of Stock	Underlying	Option	Option
				Plan Awards (2)			or Units	Options	Awards	Awards
		Date of	Type
	Grant	Committee	of	Threshold	Target	Maximum
Name	Date	Action	Award	($)	($)	($)	(#)	(#)	($/Sh)	($)
Dr. Serge	-	08/27/14	AC	34,125	975,000	1,657,500
C.P.	08/27/14	08/27/14	SO					83,448	$11.23	379,613
Belamant	08/27/14	08/27/14	RS				83,448			276,213
	-	08/27/14	AC	18,060	516,000	696,600
Herman G.	08/27/14	08/27/14	SO					44,178	$11.23	200,970
Kotzé	08/27/14	08/27/14					44,178			146,229
Phil-Hyun	-	06/30/14	AC	102,540	195,758	315,078
Oh	08/27/14	08/27/14	SO					26,928	$11.23	122,498
Nitin	08/27/14	08/27/14	SO					26,928	$11.23	122,498
Soma	11/05/14	11/05/14	RS				24,328			77,850

(1)

AC (annual cash incentive award); RS (restricted stock); SO (stock option). Includes only those columns relating to grants awarded to the named executive officers in fiscal 2015. All other columns have been omitted.

(2)

On August 27, 2014, the Remuneration Committee approved a fiscal 2015 cash incentive award plan for Dr. Belamant and Mr. Kotzé. The plan and the actual payments made there under are described in detail under “– Compensation Discussion and Analysis—Elements of 2015 Compensation—Payments under Cash Incentive Award Plan for Dr. Belamant and Mr. Kotzé.” There was no threshold for the qualitative portion of the award plan and therefore the amount presented includes only the quantitative portion of the plan. At or below fundamental diluted earnings per share of $1.90, no amounts would have been paid. Target and maximum payouts were to be made at fundamental diluted earnings per share of $2.10 and $2.30, respectively, with awards to be interpolated on a linear basis relative to $2.10 at levels of fundamental diluted earnings per share between $1.90 and $2.30. A cash incentive plan for Mr. Oh is set forth in his service agreement. The plan and the actual payments made there under are described in detail under “–Compensation Discussion and Analysis— Elements of 2015 Compensation—Bonus for Mr. Oh pursuant to employment contracts.” The threshold, target and maximum amounts for Mr. Oh are denominated in KRW and have been translated to U.S. dollars using the average exchange rate for fiscal 2015.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END (1)

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal 2015. The market value of unvested shares reflected in this table is calculated by multiplying the number of unvested shares by the per share closing price of $18.28 of our common stock on June 30, 2015, the last trading day of the fiscal year.

	Option Awards				Stock Awards
	Number	Number					Equity
	of	of					Incentive Plan	Equity Incentive
	Securities	Securities					Awards:	Plan Awards:
	Under-	Under-				Market	Number of	Market or
	lying	lying			Number of	Value of	Unearned	Payout Value of
	Unexer-	Unexer-			Shares or	Shares or	Shares, Units	Unearned
	cised	cised			Units of	Units of	or Other	Shares, Units or
	Options	Options	Option		Stock That	Stock That	Rights That	Other Rights
	(#)	(#)	Exercise	Option	Have Not	Have Not	Have Not	That Have Not
	Exer-	Unexer-	Price	Expiration	Vested	Vested	Vested	Vested
Name	cisable	cisable	($)	Date	(#)	($)	(#)	($)
Dr. Serge C.P.	80,000	-	$22.51	8/24/2016	83,448(4)	1,525,429
Belamant	200,000	-	$24.46	8/24/2018	-	-
	130,000	-	$13.16	5/20/2019	-	-
	100,000	-	$10.59	11/10/2020	-	-
	37,334	-	$7.98	10/28/2021	-	-
	-	34,000(1)	$8.75	08/22/2022	-	-
	-	80,952(2)	$7.35	08/21/2023	-	-
	-	83,448(3)	$11.23	08/27/2024	-	-

Herman G.	35,000	-	$22.51	8/24/2016	44,178(4)	807,574
Kotzé	100,000	-	$24.46	8/24/2018	-	-
	110,000	-	$13.16	5/20/2019	-	-
	67,000	-	$10.59	11/10/2020	-	-
	20,000	-	$7.98	10/28/2021	-	-
	-	18,000(1)	$8.75	08/22/2022	-	-
	-	42,856(2)	$7.35	08/21/2023	-	-
	-	44,178(3)	$11.23	08/27/2024

Phil-Hyun Oh	-	26,928(3)	$11.23	08/27/2024	8,889(5)	162,491

Nitin Soma	20,000	-	$22.51	8/24/2016	24,328(6)	444,716
	60,000	-	$24.46	8/24/2018
	60,000	-	$13.16	5/20/2019
	-	16,666(1)	$8.75	08/22/2022
	-	26,122(2)	$7.35	08/21/2023
	-	26,928(3)	$11.23	08/27/2024

(1)	These options vest on August 22, 2015.

(2)	Fifty percent of these options vest on each of August 21, 2015 and 2016, respectively.

(3)	Represents stock options awarded in August 2014 to the extent that they remained unvested as of June 30, 2015. One-third of these options vest on each of August 27, 2015, 2016 and 2017, respectively.

(4)

These shares of restricted stock were awarded in August 2014, and will vest in full only on the date, if any, the following conditions are satisfied: (1) the closing price of our common stock equals or exceeds $19.41 (subject to appropriate adjustment for any stock split or stock dividend) for a period of 30 consecutive trading days during a measurement period commencing on the date that we file our Annual Report on Form 10-K for the fiscal year ended 2017 and ending on December 31, 2017 and (2) the recipient is employed by us on a full- time basis when the condition in (1) is met.

(5)

These 8,889 shares of restricted stock were awarded in August 2013, and fifty percent of these shares are scheduled to vest on each of August 21, 2015 and 2016, with vesting conditioned upon continuous service through the applicable vesting date.

(6)

These 24,328 shares of restricted stock were awarded in November 2014, and will vest in full on the date, if any, the following conditions are satisfied: (1) the closing price of our common stock equals or exceeds $19.41 (subject to adjustments for any stock splits and/ or stock dividends) for a period of 30 consecutive trading days during a period commencing on the date when we file our Annual Report on Form 10-K for the fiscal year ended 2017 and ending on December 31, 2017 and (2) the recipient is employed by us on a full- time basis when the condition in (1) is met.

OPTION EXERCISES AND STOCK VESTED

There were no stock options exercised by our named executive officers during fiscal 2015. The following table shows all stock awards that vested during fiscal 2015.

	Stock Options		Stock Awards
	Number of shares	Value Realized	Number of shares	Value Realized
	acquired on Exercise	on Exercise	acquired on vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Dr. Serge C.P. Belamant	74,666(3)	444,263	91,666	1,240,241
	68,000(4)	352,240
	40,476(5)	266,332
Herman G. Kotzé	40,000(3)	238,000	55,000	744,150
	36,000(4)	186,480
	21,429(5)	141,003

Phil-Hyun Oh			4,444	49,728
Nitin Soma	35,000(6)	51,800	18,333	248,045
	35,000(7)	195,522
	33,334(4)	110,669
	13,061(5)	61,648

(1)	The value realized on exercise is calculated as the closing price of our common stock on the exercise date multiplied by the number of stock options that were exercised on the exercise date.

(2)	The value realized on vesting is calculated as the closing price of our common stock on the vesting date multiplied by the number of common shares of restricted stock that vested.

(3)	Represents the exercise of stock options with an exercise price of $7.98.

(4)	Represents the exercise of stock options with an exercise price of $8.75.

(5)	Represents the exercise of stock options with an exercise price of $7.35.

(6)	Represents the exercise of stock options with an exercise price of $10.59.

(7)	Represents the exercise of stock options with an exercise price of $6.59

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

As described above under “Compensation Discussion and Analysis”, we do not have employment, severance or change of control agreements with named executive officers, other than the service agreements with Mr. Oh. In addition, none of our outstanding equity awards include provisions for accelerated vesting upon a change in control of our Company or termination of employment following such a change in control.

Under the terms of Mr. Oh’s service agreements, if he is removed from office as a director of KSNET or Net1 Korea without justifiable cause, he is entitled to receive the amounts of base salary and the bonus (if any) that would have been due and payable to him if he was fully employed with us for the remainder of the then-current fiscal year. The term “justifiable cause” includes any of the following circumstances, as well as any other circumstances permitted under applicable law:

•	Mr. Oh has breached the provisions on non-competition or confidentiality of the service agreements;
•	Mr. Oh has taken actions that are likely to result in a material loss of or harm to the business, reputation or goodwill of KSNET or Net1 Korea;
•	Mr. Oh has misappropriated funds or assets of KSNET or Net1 Korea;
•	Mr. Oh has concealed from or falsely disclosed to KSNET or Net1 Korea his name, age, education, experience, or other personal information;
•	Mr. Oh has failed to show performance results or job capacity;
•	Mr. Oh has committed a crime or offense which will adversely affect the interest or reputation of KSNET or Net1 Korea; or

•	Mr. Oh has committed gross negligence, willful misconduct or any violation of laws in performance of his duties.

Assuming that Mr. Oh was removed from office as a director of KSNET or Net1 Korea without justifiable cause on the last day of fiscal 2015, i.e., June 30, 2015, Mr. Oh would have been entitled to receive a cash severance equal to his achieved qualitative awards, or $95,083, for the fiscal year.

Mr. Oh is also entitled to a severance payment equal to 300% of his monthly base salary for each completed year of service at KSNET and Net1 Korea. Using exchange rates applicable as of June 30, 2015, and seven years of completed service at KSNET and one year of completed service at Net1 Korea, Mr. Oh would be entitled to a severance payment of $663,014.

Except as described above with respect to Mr. Oh, there would be no compensation, other than that prescribed by local labor laws in the case of unfair dismissal or retrenchment, that would become payable under the existing plans and arrangements if the employment of any of our named executive officers had terminated on June 30, 2015.

We do not have any ongoing obligation to provide post-termination benefits to our named executive officers after termination of employment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

We review all relationships and transactions in which we and our directors and named executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Chief Executive Officer and Chief Financial Officer are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and named executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. In addition, our Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, our Audit Committee considers:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to us;
•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and
•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

Related Party Transactions

There were no related party transactions during fiscal 2015 that are required to be disclosed under Item 404 of Regulation S-K.

AUDIT AND NON-AUDIT FEES

The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte for the fiscal years ended June 30, 2015 and 2014.

	2015	2014
	$ ‘000	$ ‘000
Audit Fees	1,844	1,960
Audit-Related Fees	-	-
Tax Fees	-	-
Other Fees: Responding to SEC Inquiry	-	351
All Other Fees	-	-

Audit Fees – This category includes the audit of our annual consolidated financial statements, review of financial statements included in our quarterly reports on Form 10-Q, the required audit of management’s assessment of the effectiveness of our internal control over financial reporting and the auditors’ independent audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees – This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” There were no such fees paid in the fiscal years ended June 30, 2015 or 2014.

Tax Fees – This category consists of professional services rendered by Deloitte for tax compliance and tax advice. The services for the fees disclosed under this category include tax return review and technical tax advice. There were no such fees paid in the fiscal years ended June 30, 2015 or 2014.

Other Fees: Responding to SEC Inquiry – This category consists of services, including costs, incurred by Deloitte that arose during, or as a result of, the investigation by the DOJ/SEC. The services for the fees disclosed under this category include responding to document production requests, and preparation for presentations made by Deloitte directly to the SEC.

All Other Fees – This category consists of miscellaneous fees that are not otherwise included in the previous four categories. There were no such fees paid in the fiscal years ended June 30, 2015 or 2014.

Pre-Approval of Non-Audit Services

Pursuant to our Audit Committee charter, our Audit Committee reviews and pre-approves both audit and non-audit services to be provided by our independent auditors. The authority to grant pre-approvals of non-audit services may be delegated to one or more designated members of the Audit Committee whose decisions will be presented to the full Audit Committee at its next regularly scheduled meeting. During fiscal years 2015 and 2014, all of services provided by Deloitte with respect to fiscal years 2015 and 2014 were pre-approved by the Board and the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of three independent directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board and available on our website at www.net1.com under the “Investor Relations–Governance” section. The Audit Committee is responsible for overseeing our financial reporting process on behalf of the Board. The members of the Audit Committee are Messrs. Seabrooke, Pein and Edwards. The Audit Committee selects, subject to shareholder ratification, our independent registered public accounting firm.

Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and of our internal control over financial reporting and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Deloitte. Our Chief Executive Officer and Chief Financial Officer represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with our Chief Executive Officer and Chief Financial Officer and Deloitte. The Audit Committee discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. These matters included a discussion of Deloitte’s judgments about the quality (not just the acceptability) of our accounting principles as applied to our financial reporting.

Deloitte also provided the Audit Committee with the written disclosures and letter required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm’s independence. The Audit Committee further considered whether the provision by Deloitte of the non-audit services described above is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussion with management and Deloitte and the Audit Committee’s review of the representations of management and the disclosures by Deloitte to the Audit Committee, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2015, for filing with the SEC.

Audit Committee
Christopher S. Seabrooke, Chairman
Alasdair J.K. Pein
Paul Edwards

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of September 25, 2015, information about beneficial ownership of our common stock by:

•	each person or group of affiliated persons who or which, to our knowledge, owns beneficially more than 5% of our outstanding shares of common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The beneficial ownership percentages set forth below are based on 47,322,702 shares of common stock outstanding as of September 25, 2015. All shares of common stock, including that common stock underlying stock options that are presently exercisable or exercisable within 60 days after September 25, 2015 (which we refer to as being currently exercisable) by each person are deemed to be outstanding and beneficially owned by that person for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by such person, except to the extent applicable law gives spouses shared authority.

Except as otherwise noted, each shareholder’s address is c/o Net 1 UEPS Technologies, Inc., President Place, 4th Floor, Corner of Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa.

	Shares of Common
Name	Stock Beneficially Owned
	Number	%
Dr. Serge C.P. Belamant(1)	1,837,850	3.83%
Paul Edwards(2)	8,445	*
Herman G. Kotzé(3)	525,094	1.10%
Phil-Hyun Oh (4)	25,421	*
Alasdair J.K. Pein(5)	62,680	*
Christopher S. Seabrooke(6)	14,120	*
Nitin Soma(7)	233,364	*
International Value Advisers, LLC(8)	9,597,085	20.28%
Allan Gray Proprietary Limited (9)	8,767,451	18.53%
Directors and Executive Officers as a group(10)	2,706,974	5.58%

*Less than one percent

(1)

Comprises (i) 278,802 shares of unrestricted stock; (ii) 183,623 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions described elsewhere in this proxy statement; (iii) options to purchase 649,626 shares of common stock, all of which are currently exercisable; and (iv) 725,799 shares of common stock owned by CI Law Trustees Limited for the San Roque Trust dated 8/18/92. Dr. Belamant as proxy of CI Law Trustees has the power to vote all of CI Law Trustees’ shares. Does not include options to purchase 96,108 shares of common stock which are currently not exercisable by Dr. Belamant.

(2)

Comprises 8,445 shares of restricted stock which vest over time and are subject to forfeiture. Vesting of the restricted stock is conditioned on Mr. Edwards’ continued service as a member of our Board on the applicable vesting date.

(3)

Comprises (i) 55,000 shares of unrestricted stock; (ii) 83,940 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions described elsewhere in this proxy statement; and (iii) options to purchase 386,154 shares of common stock, all of which are currently exercisable. Does not include options to purchase 50,880 shares of common stock which are currently not exercisable by Mr. Kotzé.

(4)

Comprises (i) 16,445 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions described elsewhere in this proxy statement; and (ii) options to purchase 8,976 shares of common stock, all of which are currently exercisable. Does not include options to purchase 17,952 shares of common stock which are currently not exercisable by Mr. Oh.

(5)

Comprises (i) 5 shares of unrestricted stock; (ii) 11,296 shares of restricted stock which vest over time and are subject to forfeiture; and (iii) 51,379 shares of common stock held by a trust, settled by Mr. Pein and of which he is a beneficiary. Vesting of the restricted stock is conditioned on Mr. Pein’s continued service as a member of our Board on the applicable vesting date.

(6)

Comprises 14,120 shares of restricted stock which vest over time and are subject to forfeiture. Vesting of the restricted stock is conditioned on Mr. Seabrooke’s continued service as a member of our Board on the applicable vesting date.

(7)

Comprises (i) 18,333 shares of unrestricted stock; (ii) 36,328 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions described elsewhere in this proxy statement; and (iii) options to purchase 178,703 shares of common stock, all of which are currently exercisable. Does not include options to purchase 31,013 shares of common stock which are currently not exercisable by Mr. Soma.

(8)

Based solely on Amendment No. 6 to Schedule 13G, dated September 9, 2015, filed by International Value Advisers, LLC. The business address of International Value Advisers, LLC is 717 Fifth Avenue, 10th Floor, New York, NY 10022.

(9)

Except as set forth in the last sentence of this footnote, the number of shares presented and all of the information contained in this footnote is based solely on Amendment No. 4 to Schedule 13G, dated February 17, 2015, filed by Allan Gray Proprietary Limited (“Allan Gray”), a corporation organized under the laws of the Republic of South Africa. The address of Allan Gray is 1 Silo Square, V&A Waterfront, Cape Town, 8001. Allan Gray has advised us that it has reported its beneficial ownership on Schedule 13G as a result of its sole dispositive power related to these shares and that all of such shares are owned by clients of entities wholly- owned by Allan Gray, and not by the Allan Gray entities themselves.

(10)

Represents shares beneficially owned by the directors and executive officers listed in the table. Includes shares issuable upon exercise of options to purchase 1,223,459 shares of common stock, all of which are currently exercisable and 354,197 shares of restricted stock, the vesting of which is subject to certain conditions discussed above.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. We have reviewed such reports received by us and written representations from our directors and executive officers. Based solely on such review and representations, we believe that all filings requirements applicable to our executive officers, directors and more than 10% shareholders were complied with during fiscal year 2015.

Annual Report on Form 10-K

A copy of our annual report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2015, is being distributed along with this proxy statement. We refer you to such report for financial and other information about us, but such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation material. It is also available on our website (www.net1.com). In addition, the annual report (with exhibits) is available at the SEC’s website (www.sec.gov).

Shareholder Proposals and Director Nominations for the 2016 Annual Meeting

Qualified shareholders who wish to have proposals presented at the 2016 annual meeting of shareholders must deliver them to us by June 4, 2016, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Exchange Act. Shareholders who intend to present an item of business for our 2016 annual meeting of shareholders (other than a proposal presented for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8) must provide notice of such business to us by June 4, 2016, as set forth more fully in Sections 2.08 and 4.16 of our Amended and Restated By-Laws. Shareholders who wish to nominate one or more persons for election as directors must provide notice of such nominations to us by June 4, 2016, as set forth more fully in Sections 2.08 and 4.16 of our Amended and Restated By-Laws. All proposals and nominations must be delivered to us at our principal executive offices at PO Box 2424, Parklands 2121, South Africa.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to 30 days before the mailing of proxy materials, which typically are mailed at the end of October of each year, by notifying us in writing at: Net 1 UEPS Technologies, Inc., PO Box 2424, Parklands 2121, South Africa, Attention: Net 1 UEPS Technologies, Inc. Corporate Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

Other Matters

The Board knows of no other matters that will be presented for consideration at the annual meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Dr. Serge C. P. Belamant
Chairman and Chief Executive Officer

October 2, 2015

THE BOARD HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

Exhibit A

AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN OF
NET 1 UEPS TECHNOLOGIES, INC.

1.	PURPOSE OF THE PLAN

The Company hereby establishes the Amended and Restated 2015 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. (the “Plan”), which is a continuation, and amendment and restatement of the second Amended and Restated 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc., which was a continuation, and amendment and restatement of the Amended and Restated 2004 Stock Incentive Plan, which in turn was the successor to the 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. and its Subsidiaries, as amended. The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	DEFINITIONS

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

a. Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

b. Affiliate: With respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

c. Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

d. Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

e. Board: The Board of Directors of the Company.

f. Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

g. Committee: The Board, or such committee of the Board as it shall designate from time to time, in accordance with Section 4.

h. Company: Net 1 UEPS Technologies, Inc., a Florida corporation.

i. Disability: Inability of a Participant to perform in all material respects the Participant’s duties and responsibilities to the Company, or any Subsidiary of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee and a Participant (or the Participant’s representative) shall furnish the Committee with medical evidence documenting the Participant’s disability or infirmity which is satisfactory to the Committee.

j. Effective Date: June 7, 2004.

k. Employment: The term “Employment” as used herein shall be deemed to refer to (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services as a consultant, if the Participant is consultant to the Company or its Affiliates and (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board.

1

l. Fair Market Value: On a given date, (i) if the Shares are registered under Section 12(b) or 12(g) of the Act, and listed for trading on a national exchange or market, the term “Fair Market Value” shall mean, as applicable, (a) the official closing price on the relevant date, the average of the high and low sale price on the relevant date, or the average of the official closing price over a period of up to thirty consecutive days immediately prior to or including the relevant date, as determined in the Committee’s discretion, as quoted on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market; (b) the last sale price on the relevant date or the average of the last sale price over a period of up to thirty consecutive days immediately prior to or including the relevant date, as determined in the Committee’s discretion, as quoted on the Nasdaq Capital Market; (c) the average of the high bid and low asked prices on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Committee’s discretion; or (d) if the Shares are not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Shares, or by such other source, selected by the Committee; provided, however, that if an average of prices over a period of days is not applicable and no public trading of the Shares occurs on the relevant date but the Shares are so listed, then Fair Market Value shall be determined as of the earliest preceding date on which trading of the Shares does occur; and (ii) if the Shares on the relevant date are not listed for trading on a national exchange or market, then Fair Market Value shall be the value established by the Committee in good faith.

m. ISO: An Option that is also an incentive stock option granted pursuant to Section 6.d of the Plan.

n. LSAR: A limited stock appreciation right granted pursuant to Section 7.d of the Plan.

o. Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

p. Option: A stock option granted pursuant to Section 6 of the Plan.

q. Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6.a of the Plan.

r. Participant: An employee, director or consultant of the Company or a Subsidiary who is selected by the Committee to participate in the Plan.

s. Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8.b of the Plan.

t. Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

u. Plan: The Amended and Restated 2015 Stock Incentive Plan of Net 1 UEPS Technologies, Inc.

v. Shares: Shares of common stock, par value $0.001per share, of the Company.

w. Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

x. Subsidiary: With reference to the Company, a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

2

3.	SHARES SUBJECT TO THE PLAN

The total number of Shares which may be issued under the Plan, measured from the Effective Date, is 11,052,580 (which includes an additional 2,500,000 Shares approved as of August 19, 2015). The maximum number of Shares for which Options, Stock Appreciation Rights, or Other Stock-Based Awards (other than Performance-Based Awards granted pursuant to Section 8.b), in any combination, may be granted during a calendar year to any Participant shall be 569,120 Shares. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse without the payment of consideration may be granted again under the Plan. Shares delivered to the Company as part or full payment for the exercise of an Option or to satisfy withholding obligations upon the exercise of an Option, in each case if permitted by the Committee, may be granted again under the Plan.

4.	ADMINISTRATION

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof, which Committee shall consist, unless otherwise determined by the Board, (i) during any period that the Company is subject to Section 16 of the Act, solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and (ii) during any period that the Company is subject to Section 162(m) of the Code, solely of “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to grant awards consistent with the terms of the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Notwithstanding the foregoing, the Committee shall not, without obtaining prior shareholder approval, modify or amend any outstanding Award, nor grant an Award in substitution for an outstanding Award, if such modification, amendment or substitution results in repricing the Award, within the meaning of Nasdaq Marketplace Rule 5635(c) and IM-5635-1, or any successor provision. The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes, not in excess of the amount necessary to satisfy the statutory minimum withholding amount due, by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant.

5.	LIMITATIONS

No Award may be granted under the Plan after August 19, 2025, but Awards granted on or before August 19, 2025 may extend beyond that date.

3

6.	TERMS AND CONDITIONS OF OPTIONS

Options granted under the Plan shall be, as determined by the Committee, nonqualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

a. Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

b. Exercisability. Options granted under the Plan shall vest and become exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted. Unless otherwise provided in an Award agreement, an Option shall vest with respect to twenty percent (20%) of the Shares initially covered by the Option on each of the first, second, third, fourth and fifth anniversaries of the date the Option was granted, subject to the Participant’s continued Employment with the Company and the other terms and conditions of the Plan and the Award agreement.

c. Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, except as otherwise provided in an Award agreement, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full, in accordance with Committee procedures, at the election of the Participant (i) in cash (US dollars) or cash equivalent acceptable to the Committee (including offset against US dollars, if any, owed by the Company to the Participant as of the date of exercise, subject to any required regulatory approval), (ii) if permitted by the Committee, by tender to the Company, or attestation to the ownership, of whole Shares owned by the Participant, including Shares deliverable upon exercise of the Option, (iii) to the extent permitted by the Committee, if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker in a form acceptable to the Committee providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the Shares obtained upon the exercise of the Option, (iv) if permitted by the Committee, with a promissory note in such form as the Committee may specify that bears a market rate of interest and is fully recourse, (v) by any other means acceptable to the Committee, or (vi) by any combination of the foregoing as may be permitted by the Committee, in its sole discretion. Shares tendered in payment of the Exercise Price will be valued at their Fair Market Value as of the date that the exercise occurs. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

d. ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant owns ten percent or more of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or potion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

4

e. Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

7.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

a. Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

b. Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) the minimum amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share. No Stock Appreciation Right shall have a term longer than ten years’ duration.

c. Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

d. Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events. Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable. Unless the context otherwise requires, whenever the term “Stock Appreciation Right” is used in the Plan, such term shall include LSARs.

5

8.	OTHER STOCK-BASED AWARDS

a. Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). Unless otherwise provided in an Award agreement, Other Stock-Based Awards shall vest with respect to twenty percent (20%) of the Shares initially covered by such Other Stock-Based Award on each of the grant date and the first, second, third and fourth anniversaries of the date such Award was granted, subject to the Participant’s continued Employment with the Company and the other terms and conditions of the Plan and the Award agreement.

b. Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be granted in a manner which is deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share or fundamental earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital and (xviii) return on assets. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of Performance-Based Awards that may be granted during a calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are Options, Options covering 569,120 Shares and (y) with respect to Performance-Based Awards that are not Options, Awards having an aggregate value as of the grant date of $20,000,000. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, to the extent applicable, elect to defer payment of a Performance-Based Award.

6

9.	ADJUSTMENTS UPON CERTAIN EVENTS

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

a. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spinoff, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee shall make such substitution or adjustment, as it deems to be equitable in its sole discretion and without liability to any person, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant, (iii) the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any stock appreciation right and/or (v) any other affected terms of such Awards.

b. In the event a significant corporate transaction, such as sale of voting stock, merger, sale of substantial assets, or other similar corporate event involving the Company, occurs after the Effective Date, (i) if determined by the Committee in the applicable Award agreement or otherwise, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions may automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such corporate transaction, and (ii) the Committee may, but shall not be obligated to, (A) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in such corporate transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights or (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (C) provide that for a period of at least 15 days prior to the consummation of such corporate transaction, such Options shall be exercisable as to all shares subject thereto and that upon the consummation of such corporate transaction, such Options shall terminate and be of no further force and effect. Notwithstanding anything in the Plan to the contrary, in no event shall the Committee exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement is on behalf of a United States taxpayer and constitutes deferred compensation within the meaning of Section 409A of the Code unless, and solely to the extent, that such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A -3(j)(4) or any successor provision.

10.	NO RIGHT TO EMPLOYMENT OR AWARDS

The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the Employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.	SUCCESSORS AND ASSIGNS

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

7

12.	NONTRANSFERABILITY OF AWARDS

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.	AMENDMENTS OR TERMINATION

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 9 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

14.	INTERNATIONAL PARTICIPANTS

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law.

15.	CHOICE OF LAW

The Plan shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws.

16.	EFFECTIVENESS OF THE PLAN

The Plan initially became effective June 7, 2004, and was amended by Amendment No.1 thereto on June 21, 2006. The Plan was then amended and restated on August 24, 2006, subject to shareholder approval, which was obtained on December 1, 2006. The Plan was further amended and restated on September 22, 2009, subject to shareholder approval, which was obtained on November 25, 2009. The Board has approved the Plan’s third amendment and restatement, as set forth herein, subject to approval of the shareholders of the Company at the 2015 Annual Meeting of the Shareholders or a special meeting of the shareholders at which the Plan, as amended and restated, is presented for approval, provided that any such special meeting is held within twelve months of the date this amended and restated Plan is adopted by the Board.

8

NET1

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. ELECTION OF DIRECTORS. Nominees:

Nominee	For	Withhold
01 - Dr. Serge C.P. Belamant	☐	☐
02 - Herman G. Kotzé	☐	☐
03 - Christopher S. Seabrooke	☐	☐
04 - Alasdair J.K. Pein	☐	☐
05 - Paul Edwards	☐	☐

Proposal	For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE (SOUTH AFRICA) AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2016.	☐	☐	☐
3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.	☐	☐	☐
4. AMENDMENT AND RESTATEMENT OF CURRENT AMENDED AND RESTATED STOCK INCENTIVE PLAN.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.

/ /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

NET1

Proxy — Net 1 UEPS Technologies, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited on behalf of the Board of Directors of Net 1 UEPS Technologies, Inc. for the Annual Meeting of Shareholders to be held on November 11, 2015. The undersigned appoints Dr. Serge C.P. Belamant and Herman G. Kotze, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Net 1 UEPS Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournment or postponement thereof, as indicated on the reverse side of this proxy.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. **If no direction is given, then this proxy will be voted FOR ALL nominees for director and FOR proposals 2, 3 and 4.**

PROXY SERVICES
c/o Computershare
PO Box 43126
Providence, RI 02940-5138

(Please Sign on Reverse Side)

NET1

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. ELECTION OF DIRECTORS. Nominees:

Nominee	For	Withhold
01 - Dr. Serge C.P. Belamant	☐	☐
02 - Herman G. Kotzé	☐	☐
03 - Christopher S. Seabrooke	☐	☐
04 - Alasdair J.K. Pein	☐	☐
05 - Paul Edwards	☐	☐

Proposal	For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE (SOUTH AFRICA) AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2016.	☐	☐	☐
3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.	☐	☐	☐
4. AMENDMENT AND RESTATEMENT OF CURRENT AMENDED AND RESTATED STOCK INCENTIVE PLAN.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

THIS SOUTH AFRICAN PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This South African proxy is solicited on behalf of the Board of Directors of Net 1 UEPS Technologies, Inc. for the Annual Meeting of Shareholders to be held on November 11, 2015. The undersigned appoints Dr. Serge C.P. Belamant and Herman G. Kotze, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Net 1 UEPS Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournment or postponement thereof, as indicated on the reverse side of this South African proxy.

This South African proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. **If no direction is given, then this South African proxy will be voted FOR ALL nominees for director and FOR proposals 2, 3 and 4.**

LINK MARKET SERVICES SOUTH AFRICA (PTY) LTD
Physical address: 13th floor, Rennie House, 19 Ameshoff Street, corner Biccard, Braamfontein
Postal address: PO Box 4844 Johannesburg 2000
Fax: +27 (0) 86 674 2450

(Please Sign on Reverse Side)